As filed with the Securities and Exchange Commission on April 27, 2000. Registration No. __________

==============================================================================

             U.S. Securities and Exchange Commission
                      Washington, D.C. 20549


                            FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    WORLD INTERNETWORKS, INC.
                          --------------------------
          (Name of small business issuer in its charter)


         Nevada                      4541                     87-0443026
         ------                      ----                     ----------
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number) Identification No.)


               418 South Commerce Road, Suite 422
                         Orem, Utah 84058
                          (801)434-7517
                          --------------
  (Address and telephone number of principal executive offices)

                          Same as above
                                --------------
             (Address of principal place of business
             or intended principal place of business)

                         Steven K. Hansen
                418 South Commerce Road, Suite 422
                         Orem, Utah 84058
                          (801) 434-7517
                          --------------
    (Name, address and telephone number of agent for service)

                            Copies to:
                   Branden T. Burningham, Esq.
                  455 East 500 South, Suite 500
                    Salt Lake City, Utah 84111
                          (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

==============================================================================

                          CALCULATION OF REGISTRATION FEE

Title of
Each                        Proposed       Proposed
Class of                    Maximum        Maximum
Securities          Amount       Offering       Aggregate        Amount of
to be               to be             Price per      Offering
Registration
Registered          Registered        Share (1)      Price (1)        Fee
----------          ----------        ---------   ---------      ---

Common Stock,       5,796,000     $1.78125      $10,324,125       $2,725.57
$0.001 par value . .shares

Common Stock
underlying          1,530,000     $1.78125      $ 2,725,312.50    $  719.48
Warrants(2) . . . . shares

TOTAL. . . . . . .  7,326,000     $1.78125      $13,049,437.50   $3,445.05
                    shares
==============================================================================

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the average of the bid and asked price of our common stock as quoted on the OTC Electronic Bulletin Board on April 26, 2000.

(2) In accordance with Rule 416 under the Securities Act of 1933, as amended, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event the anti-dilution provision of the Warrants becomes operative.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    WORLD INTERNETWORKS, INC.
                       7,326,000 Shares of Common Stock

          This prospectus covers an aggregate of 7,326,000 shares of our common stock, which will be sold, from time to time, by some of our stockholders. These stockholders previously received 5,796,000 of these shares of common stock from us. The remaining 1,530,000 shares underlie warrants that some of these stockholders own. We will not receive any money from the stockholders when they sell their shares of common stock. We have agreed to pay all costs and expenses relating to the registration of our common stock, but any stockholders who sell their shares shall be responsible for any related commissions, taxes, attorney's fees and related charges in connection with the offer and sale of these securities. The stockholders may sell all or a portion of the shares registered by this registration statement in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. The stockholders may sell their common stock through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the stockholders.

          Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD"), under the symbol "WINW." On April 26, 2000, the price of our common stock as quoted on the OTC Bulletin Board was $1.6875.

          THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS," BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of the prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

          The date of this Prospectus is __________, 2000.

                           TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . .3

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . .3

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

Determination of Offering Price and Dilution . . . . . . . . . . . . . 8

Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . 9

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .10

Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . 12

Directors, Executive Officers, Promoters and Control Persons . . . . .13

Security Ownership of Certain Beneficial Owners and Management . . . .15

Description of Securities . . . . . . . . . . . . . . . . . . . . . . 17

Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . 19

Disclosure of Commission Position on Indemnification for Securities . 19 Act Liabilities

Description of Business . . . . . . . . . . . . . . . . . . . . . . . 20

Management's Discussion and Analysis or Plan of Operation . . . . . . 29

Description of Property . . . . . . . . . . . . . . . . . . . . . . . 32

Certain Relationships and Related Transactions . . . . . . . . . . . .32

Market for Common Equity and Related Stockholder Matters . . . . . . .32

Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . .34

Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .36

Changes in and Disagreements with Accountants on Accounting and . . . 64 Financial Disclosure

                          AVAILABLE INFORMATION

          We file periodic reports with the Securities and Exchange Commission. These documents may be inspected and copied at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for additional information. Our Commission filings are also available from the Commission's web site: http://www.sec.gov.

          We have filed a registration statement with the Commission on Form SB-2, under the Securities Act of 1933, with respect to the securities described in this prospectus. This prospectus is filed as part of the registration statement. It does not contain all of the information set forth in the registrations statement and the exhibits and schedules filed with it. For further information about us and the common stock described by this prospectus, reference is made to the registration statement and to the exhibits and schedules filed with it. Copies of these documents may be inspected at or obtained from the Public Reference Branch.

                        PROSPECTUS SUMMARY

                               WORLD INTERNETWORKS, INC.
                           ------------------------

          Since this is a summary of the terms of the common stock described in this prospectus, it does not contain all of the information that may be important to you. This prospectus contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that the forward-looking statements contained in this prospectus are within the meaning of the safe harbor provided by Section 27A of the Securities Act of 1933. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by such forward-looking statements. You should read the following summary and the "Risk Factors" section along with the more detailed information , financial statements and the notes to the financial statements appearing elsewhere in this prospectus before you decide whether to purchase the common stock described in this prospectus.

                                 The Company
                                 -----------

          World Internetworks is a full-service web services provider that focuses on small and home-based businesses. For a monthly membership fee of $39.95, we provide an internet package that includes web site design and hosting, unlimited free e-mail and internet training. For no additional charge, our members are able to list their web sites in our Main Street Plaza online shopping mall.

                           The Offering
                           ------------

Securities offered by us . . .  None

Securities that may be sold
by our stockholders . . . . . . 7,326,000 shares of our common stock.

Use of proceeds . . . . . . . . We will not receive any money from any stockholders when they sell their shares of common stock.

Offering Price . . . . . . . . .Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent . . . . . . . . .Standard Registrar & Transfer Company,
                                12528 South 1840 East, Draper, Utah 84020, serves as the transfer agent and registrar for our outstanding securities.

                             RISK FACTORS
                             ------------

           An investment in shares of World Internetworks' common stock is very speculative and involves substantial risks. In addition to the general investment risks and other information in this prospectus, you should carefully consider the following factors before making an investment decision.

WE HAVE A HISTORY OF UNSUCCESSFUL OPERATIONS

          World Internetworks has previously operated through its wholly-owned subsidiaries, World Internet Marketplace, Inc., a Utah corporation; Global Wholesale Exchange, Inc., a Utah corporation; and Global Media Group, Inc., a Utah corporation. These operations were unsuccessful and World Internetworks and its subsidiaries ceased operations in October, 1998. On October 26, 1999, each of our subsidiaries filed a Chapter 7 bankruptcy case in the United States Bankruptcy Court for the District of Utah. In 1999, the Utah Department of Commerce also dissolved each of these subsidiaries. We can not assure you that our future operations will have any more success than our previous operations.

WE MAY HAVE DIFFICULTY OBTAINING FUNDING IN THE FUTURE

          We currently have limited operating capital and cash resources. We may need substantial funding in order to meet the expenses of our anticipated expansion, although management believes that proceeds from the recent issuance of shares of our common stock will fund our planned operations in the near term. Our ability to raise funding may be severely limited due to our historical lack of successful operations, our limited assets and the limited public market for our common stock.

ANY FUTURE GOVERNMENTAL REGULATION OF THE INTERNET MAY ADVERSELY AFFECT OUR OPERATIONS

          At present, management is not aware of any laws or regulations specifically restricting the commercial use of the internet. However, related laws and regulations, including those pertaining to trademark, copyright, patent, licensing, obscenity, and security matters, can affect the use of the internet for online commerce. Management believes that World Internetworks is currently in compliance with all laws pertaining to use of the internet. Nevertheless, we can not assure you that restrictive legislation will not be enacted in the future. New regulation may require us to expend large amounts of money to ensure compliance or may simply prohibit us from doing certain things. In either case, our profitability may be adversely affected.

UNCERTAINTY ABOUT THE FUTURE OF THE INTERNET MAY LEAD TO UNCERTAINTY ABOUT OUR OPERATIONS

          Because the internet is such a new commercial medium, critical issues as to its viability remain unresolved and may limit the growth of e-commerce. These issues include security, reliability, cost, ease of use and access, and quality of service. Although we believe that our internet-related products and services are commercially viable and that the number of internet users will continue to grow, we can not assure you that commerce and communication over the internet will become widespread, or that our products or services will become widely recognized or used.

OUR OPERATIONS WILL DEPEND ON ADEQUATE INTERNET INFRASTRUCTURE

          Marketing and distribution of our products and services will require adequate infrastructure for providing internet access and carrying growing internet traffic. The internet may prove not to be a viable commercial marketplace because of inadequate development of necessary infrastructure such as a reliable network backbone, or timely development of related products such as high-speed modems or other quickening devices. Because global commerce and online networks are still relatively new and evolving, we can not predict whether the internet will prove to be a viable commercial market. If it does not, our business operations and financial condition could be negatively affected.

CAPACITY CONSTRAINTS MAY LIMIT OUR ABILITY TO MAKE SALES

          Our business operations depend, in large part, on a high volume of traffic on our internet site. Accordingly, the performance, reliability and availability of our site, computer network infrastructure and internet commerce processing systems are critical to our ability to attract and retain new customers. Any systems interruptions that make our site unavailable or limit our ability to process orders could reduce the volume of goods that we sell. We have experienced periodic computer system interruptions in the past, and anticipates that such interruptions will occur from time to time in the future. Continued growth of our network of independent direct distributors or other customers will require us to expand and upgrade our internet technology, including our computer network and internet commerce processing systems. We can not assure you that we will accurately predict the need for such expansion or upgrade, or that we will be able to make any such expansion or upgrade in a timely manner.

A COMPUTER SYSTEM FAILURE WOULD HURT OUR OPERATIONS

          Our ability to receive and process orders for products and services depends on efficient, uninterrupted operation of our computer and communications equipment. Substantially all of our computer and communications equipment is located at our headquarters in a leased facility in Orem, Utah and at a facility in Palm Desert, California. Our computer and communications equipment is vulnerable to flood, earthquake, power loss, telecommunications failure, and other similar events. We do not have redundant systems or a contingent disaster recovery plan and do not carry adequate business interruption insurance to cover potential losses that may occur from such an event. Our computer equipment is also vulnerable to computer viruses, break-ins and similar events that could lead to interruptions, loss of data or malfunction. Any such event would limit our revenues during the "down time" and may require substantial expense to repair.

THE POTENTIAL SECURITY RISKS OF ONLINE COMMERCE MAY MAKE OUR PRODUCTS AND SERVICES LESS DESIRABLE

          One challenge to the success of online commerce is the secure transmission of confidential information such as customer credit card numbers. We rely on encryption devices supplied by third parties to provide this security. However, we can not assure you that computer capabilities, new discoveries in encryption technology or other circumstances will not result in a breach of the security devices that we employ to protect confidential data. If such a breach were to occur, our reputation, business operations and financial condition could all be negatively affected. These concerns may require us to spend additional resources to protect against the possibility of such breaches. In addition, consumer concerns about internet security may make our products and services less attractive.

AN AGREEMENT WITH A THIRD PARTY MAY RESULT IN A CHANGE IN CONTROL

          Our Board of Directors has adopted an agreement with Fairway Capital Partners, LLC. Among other things, the agreement gives Fairway Capital the option to appoint its own representatives to fill three of five seats on our Board of Directors and to appoint its representatives as executive officers. If Fairway Capital exercises this option, its representatives will have a majority of our Board of Directors and will be able to dictate our corporate policy and business direction. We can not assure you that these decisions will be consistent with our current direction or that they will be positive for us and our stockholders. Fairway Capital has not yet exercised this option. For a discussion of the Fairway Capital agreement, see the heading "General" under the caption "Description of Business."

THE LIMITED MARKET FOR OUR SHARES WILL MAKE THEIR PRICE MORE VOLATILE

          The market for our common stock is very limited and we can not assure you that a larger market will ever be developed or maintained. The market for our common stock is likely to be volatile and many factors may affect the market. These include, for example:

          Our success, or lack of success, in marketing our products and services;

          Competition;

          Governmental regulations; and

          Fluctuations in operating results.

          The stock markets generally have experienced, and will probably continue to experience, extreme price and volume fluctuations which have affected the market price of the shares of many small capital companies.
These fluctuations have often been unrelated to the operating results of such companies. Such broad market fluctuations, as well as general economic and political conditions, may decrease the market price of our common stock in any market that develops.

THE SUCCESS OF OUR OPERATIONS WILL DEPEND LARGELY ON STEVEN K. HANSEN

          Our success will depend largely on the efforts of our President, Steven K. Hansen. We do not have a "key person" life insurance policy on Mr. Hansen. The loss of Mr. Hansen could have devastating effect on our business, operating results and financial condition. Our future growth and success also depends on our ability to identify, hire, train and retain other qualified management and technical personnel in the future. The inability to hire and retain necessary personnel could severely limit our ability to grow.

THE HIGHLY COMPETITIVE NATURE OF THE INTERNET INDUSTRY MAY LIMIT OUR CHANCES OF SUCCESS

          The market for internet services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change.
World Internetworks expects competition to persist, intensify and increase in the future. Most of our current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relation resources than we do and could decide at any time to increase their resource commitments to our target market. In order to remain competitive, we may from time to time make certain pricing, service technology or marketing decisions and we can not assure you that these decisions will lead to success. Competition of the type described above could materially adversely affect our business, results of operations, financial condition and prospects.

          In addition, our ability to generate clients will depend to a significant degree on the quality of our services and our reputation among our clients and potential clients. If we lose clients to our competitors because of dissatisfaction with our services or our reputation is adversely affected for any other reason, our revenues will likely decrease and our prospects could be materially adversely affected.

THE WEB SITE DESIGN AND HOSTING INDUSTRY HAS LOW BARRIERS TO ENTRY

          There are relatively low barriers to entry into the web site design and hosting business. Because firms such as World Internetworks rely on the skill of their personnel and the quality of their client service, they have no patented technology that would preclude or inhibit competitors from entering their markets. We are likely to face additional competition from new entrants into the market in the future. We can not assure you that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those that we offer.

AUDITOR'S "GOING CONCERN" OPINION

              The Independent Auditor's Report for our audited consolidated financial statements as of February 28, 1999, expresses "substantial doubt about [our] ability to continue as a going concern," due to our recurring losses from operations and stockholders' equity (deficit).

YOU SHOULD NOT EXPECT THE PAYMENT OF DIVIDENDS FROM YOUR INVESTMENT

          World Internetworks does not expect to pay dividends on its common stock in the foreseeable future. Future dividends, if any, will depend upon our earnings, if any. Investors who will need cash dividends from their investment should not purchase our common stock.

                         USE OF PROCEEDS
                         ---------------

          World Internetworks will not receive any part of the proceeds from our stockholders' sale of our common stock.

           DETERMINATION OF OFFERING PRICE AND DILUTION
                 --------------------------------------------

          We will not receive any money from the stockholders when they sell their shares of common stock. The stockholders may sell all or a portion of their common stock in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. Because we can not accurately predict the prices of such sales, we can not accurately estimate the amount of any dilution that may result from the purchase of these shares. However, the net tangible book value of our common stock on November 30, 1999, was $(0.4215) per share. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding.

          You should not ascribe any value to our common stock in view of the lack of any established public market for these securities and their negative tangible book value, as well as our limited operating history and revenues, lack of profits and dividends, and the other risk factors discussed in this Prospectus. You are likely to suffer significant dilution relative to any value you may ascribe to the shares you receive under this Prospectus.

          We can not assure you that any public market for our common stock will equal or exceed the sales price of the shares of common stock sold by our stockholders. Purchasers of the shares face the risk that their shares will not be worth what they paid for them.

                     SELLING SECURITY HOLDERS
                     ------------------------

          The following table shows for our stockholders the following information:

     The number of shares of our common stock beneficially owned by them as of March 24, 2000 and covered by this prospectus; and

     The number of shares to be retained after this offering, if any.


                                               Common Stock (1)
                                               ----------------
                                     Number of Shares
                                     Owned Prior to     Number of Shares
                                     and Registered     Beneficially Owned
Name of Selling Stockholder          in the Offering    after the Offering(2)
---------------------------          ---------------    ------------------

Fairway Capital Partners LLC         1,625,000                    -0-

Dwain Brannon Group LLC                125,000                    -0-

Patrick Kephart                        125,000                    -0-

Bart Walters                           125,000                    -0-

Noziroh, Ltd.                          375,000                    -0-

Capital Investment Partners #1 SA      375,000                    -0-

Christian Baddour                      200,000                    -0-

Jeff Parsons                            50,000                    -0-

GJM Trading Partners, Ltd.             800,000                    -0-

Growth Ventures, Inc.                  400,000                    -0-

Douglas L. Rex                          30,000                    22,500

Leonard W. Burningham, Esq.            100,000 (3)                50,000

M. J. Camberlango                      160,000 (3)                -0-

Madeleine Franco                        36,000                    11,250

First Security Bank, Trustee            50,000 (3)                -0-
for Harold J. Steele

Sterling K. Jenson                      50,000 (3)                -0-

Amna S. Jamhour                         50,000 (3)                33,400

Cherie S. Darrohn                       50,000 (3)                -0-

Triangle Bar Ranch                      25,000 (3)                -0-

Earlene S. Rex                          25,000 (3)                13,500

Tri-Gold Investments Ltd.              500,000 (3)                -0-

Jayvee & Co.                           500,000 (3)                -0-

Nottinghill Resources Ltd.             500,000 (3)                -0-

Fairwinds Investments Ltd.             400,000 (3)                -0-

Charles Walker                         200,000 (3)                -0-

K. Warren Mitchell                     200,000 (3)                -0-

Michael R. Viau                        200,000 (3)                -0-

O. Bryan Wilkinson                      50,000 (3)                -0-


     (1) We assume no purchase in this offering by any stockholder listed above of any shares of our common stock.

     (2) Assumes the sale of all securities being registered.

     (3) One-half of this figure constitutes shares of our common stock underlying warrants that are exercisable at a price of $2 per share.


                       PLAN OF DISTRIBUTION
                       --------------------

          We are registering the shares of our common stock covered by this prospectus.

          We will pay the costs, expenses and fees of registering the common stock, but our stockholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of shares of their common stock.

          Our stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, any of which may change. Our stockholders may sell some or all of their common stock through:

               Ordinary broker's transactions, which may include long or short sales;

               Purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

               Market makers or into an existing market for the common stock;

               Transactions in options, swaps or other derivatives; or

               Any combination of the selling options described in this prospectus, or by any other legally available means.

          In addition, our stockholders may enter into hedging transactions with broker-dealers, who may engage in short sales of our common stock in the course of hedging the positions they assume. Finally, our stockholders may enter into options or other transactions with broker-dealers that require the delivery of our common stock to those broker-dealers. Subsequently, the shares may be resold under this prospectus.

          In their selling activities, our stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, and its rules and regulations, including Regulation M, which may limit the timing of purchases and sales of our common stock by our stockholders.

          Those of our stockholders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act of 1933. If any broker-dealer or any of our stockholders qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Section 154 of the Securities Act of 1933.

          In conjunction with sales to or through brokers, dealers or agents, our stockholders may agree to indemnify such brokers, dealers or agents against liabilities arising under the Securities Act of 1933. We do not know of any existing arrangements between our stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

          In addition to selling their common stock under this prospectus, our stockholders may:

               Transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

               Sell their common stock under Rule 144 of the Securities Act of 1933, if the transaction meets the requirements of Rule 144.

          We have advised our stockholders that, during the time each is engaged in distribution of their common stock, each must comply with Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. They must do all of the following under those rules:

               Not engage in any stabilization activity in connection with our common stock;

               Furnish each broker who may be offering our common stock on behalf of our stockholders the number of copies of this prospectus required by each broker; and

               Not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock, other than
               as permitted under the Securities Exchange Act of 1934.

          Any of our stockholders who may be "affiliated purchasers," as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and us for the purposes of Regulation M.

          To the extent required by the Securities Act of 1933, a supplemental prospectus will be filed, disclosing:

               The name of any such broker-dealers;

               The number of securities involved;

               The price at which such securities are to be sold;

               The commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

               That such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

               Other facts material to the transaction.

          There is no assurance that any of our stockholders will sell any of our common stock.


                        LEGAL PROCEEDINGS
                        -----------------

          In February 1998, our wholly-owned subsidiary, World Internet Marketplace, Inc., filed a complaint in the Fourth District Court for the State of Utah, alleging breach of fiduciary duty, conversion, tortious interference with economic relations and violation of the Utah Uniform Trade Secrets Act against three former employees. The claims resulted from certain former employees' commission practices and discussions with competitors. The defendants filed an answer in March, 1998; no counterclaim was asserted.

          In March 1998, Paulette Arnold filed a complaint against World Internet Marketplace, Inc., in Knoxville County, Tennessee, alleging an undetailed claim of breach of contract and seeking damages of $ 5,940.

          On October 26, 1999, our wholly-owned subsidiaries, World Internet Marketplace, Inc.; Global Media Group, Inc.; and Global Wholesale Exchange, Inc., filed for Chapter 7 bankruptcy protection in the United States Bankruptcy Court for the District of Utah (Salt Lake). The cases were designated Case Nos. 99-31576; 99-31577; and 99-31578, respectively. The pending litigation involving World Internet Marketplace, Inc., was stayed in accordance with U. S. bankruptcy law, pending completion of its bankruptcy case. The first meeting of creditors was held January 19, 2000. Ms. Arnold did not file a creditor's claim at that meeting.

   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
   ------------------------------------------------------------

          The following table sets forth the names of all current directors and executive officers of World Internetworks. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.

                                            Date of       Date of
                       Positions          Election or   Termination
Name                     Held             Designation   or Resignation
----                     ----             -----------   --------------

Steven K. Hansen          President          2/99          *
                          Director           2/99          *

Phillip M. Ray            Secretary/         2/99         3/00
                          Treasurer          2/99         3/00

Randal L.Roberts          Director           2/99          *

Gary S. Winterton         Director           2/99          *


          * These persons presently serve in the capacities indicated.

Business Experience.
--------------------

          Steven K. Hansen. Mr. Hansen, age 40, has extensive experience in sales and marketing. He has served as Vice President of Allen & Associates, a Texas based organization which provided membership development services for Chamber of Commerce organizations nationwide; these non-profit business organizations were reliant on Mr. Hansen's efforts to provide the necessary funding for programs and services. During the past 10 years, he has served as a Financial Advisor for Paine Webber, Smith Barney and Everen Securities. Mr. Hansen and his partner managed over $120 Million of client assets. He also has extensive experience in the areas of money management, sales, marketing, administration and client services.

          Randal L. Roberts. Mr. Roberts, age 47, is a Vice President and Manager of the International Banking Department of First Security Bank, a $22 billion financial services company, with banking offices in seven states. He brings over 20 years experience in commercial lending and international operations to World Internetworks. Mr. Roberts has been responsible for a 328% increase in international business for his department over the past five years, and is responsible for hundreds of millions of dollars in international transactions. In his capacity as a commercial banker, Mr. Roberts has provided financial analysis of well over 2,000 different banks and corporations.

          Gary S. Winterton. Mr. Winterton, age 30, was the Acting President of Internet Marketing Concepts, an internet development company, until December, 1999. He brings broad experience to World Internetworks, including seven years with the Covey Leadership Center, where he was one of the top revenue producers and business developers. He was a key figure in the development of the highly acclaimed "First Things First" time management training division. Following his tenure with Covey Leadership Center, Mr. Winterton served as Vice President of a marketing/communications company which provided recruiting, training and motivational materials for the direct sales and network marketing industry.

Significant Employees.
----------------------

          Steven K. Hansen is a significant full-time employee. We do not presently employ any non-officers who are expected to make a significant contribution to our business.

Family Relationships.
---------------------

          There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.
-----------------------------------------

          Except as stated below, during the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of World Internetworks:

          (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

          (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

          (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

          (4) was found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

          On October 26, 1999, our wholly-owned subsidiaries, World Internet Marketplace, Inc.; Global Media Group, Inc.; and Global Wholesale Exchange, Inc., filed for Chapter 7 bankruptcy protection in the United States Bankruptcy Court for the District of Utah (Salt Lake). The cases were designated Case Nos. 99-31576; 99-31577; and 99-31578, respectively. In addition, World Internet Marketplace was dissolved by the Utah Department of Commerce on June 18, 1999; the other two corporations were dissolved on August 1, 1999. The Department's computer database shows that Richard T. Smith, who is a former director of World Internetworks, was also a director of Global Media Group, Inc., and of Global Wholesale Exchange, Inc.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        --------------------------------------------------------------

Security Ownership of Certain Beneficial Owners.
------------------------------------------------

          The following table sets forth the shareholdings of each of our stockholders who is known to beneficially own more than five percent of our outstanding common stock as of March 24, 2000. To the knowledge of management, each of these stockholders has sole investment and sole voting power over the shares indicated.

                                Number                 Percentage
Name and Address      of Shares Beneficially Owned      of Class
----------------      ----------------------------      --------

Gary J. McAdam                1,200,000 (1)              13.4%
14 Red Tail Dr.
Highlands Ranch, Colorado
80126

                                      15


Steven K. Hansen              1,000,000 (2)              11.2%
1379 East Indian Ridge Cir.
Sandy, Utah
84092

Fairway Capital Partners LLC  1,625,000                  18.1%
56 East Pine St., Suite 200
Orlando, Florida
32802

                               --------                   -----
          TOTALS              3,825,000                  42.7%


     (1) A total of 800,000 of these shares are held of record by GJM Trading
Partners, Ltd., of which Mr. McAdam is a general partner, and 400,000 shares are held of record by Growth Ventures, Inc., of which Mr. McAdam is President.

     (2) A total of 700,000 of these shares are held of record by Mr. Hansen and his wife as joint tenants.


Security Ownership of Management.
---------------------------------

          The following table sets forth the shareholdings of our directors and executive officers as of March 24, 2000. Each of these persons has sole investment and sole voting power over the shares indicated.


                                   Number              Percentage
Name and Address        of Shares Beneficially Owned    of Class
----------------        ----------------------------   ----------


Steven K. Hansen              1,000,000 (1)              11.2%
1379 East Indian Ridge Cir.
Sandy, Utah
84092

Randal L. Roberts                 -0-                     -0-
9878 South Lannae Dr.
Sandy, Utah
84094

                                       16


Gary S. Winterton                10,000 (2)               0.1%
517 South 1045 West
Orem, Utah 84058
                              --------                   -----
All directors and executive   1,010,000                  11.3%
officers as a group
(3 persons)


     (1) Mr. Hansen and his wife hold a total of 700,000 of these shares as joint tenants.

     (2) Mr. Winterton purchased these shares in an open-market transaction.

          See the caption "Directors, Executive Officers, Promoters and Control Persons," of this prospectus for information about the offices or other capacities in which each of these persons serves with World
Internetworks.

Changes in Control.
-------------------

          Our Letter of Intent with Fairway Capital gives Fairway Capital the option to appoint three of five members of our Board of Directors and to appoint its representatives as executive officers of World Internetworks. If Fairway Capital exercises this option, its appointees will constitute a majority of our Board of Directors and will be able to determine our corporate direction. Fairway Capital has not yet exercised this option. See the Risk Factor "An Agreement with a Third Party May Result in a Change in Control."

                    DESCRIPTION OF SECURITIES
                    -------------------------

          World Internetworks has the authority to issue 500,000,000 shares of one mill ($0.001) par value common voting stock. The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors.

          Our stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities, but the Board of Directors does have the right to resolve that our unissued securities be offered for subscription only to our common stock holders or only to such stock holders in proportions based on their stock ownership. The common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of World Internetworks, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the common stock now outstanding are fully paid and non-assessable.

          Our Bylaws authorize the Board of Directors to vote to declare dividends whenever the Board believes it to be expedient.

          The common stock holders are not personally liable for the payment of our debts.

          Our shares of common stock are "penny stock" as defined in Rule 3a51-1 of the Securities and Exchange Commission. This designation may adversely affect the development of any public market for our common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in "penny stock" is suitable for customers.

          Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

          Section 15(g) of the 1934 Act, and Rule 15g-2 of the Securities and Exchange Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."

          Rule 15g-9 of the Securities and Exchange Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for purchasers of our common stock to resell their shares to third parties or to otherwise dispose of them.

          Of the 8,956,607 shares of our common stock that were issued and outstanding on March 24, 2000, 5,042,075 shares are "restricted," and approximately 1,049,984 of these "restricted" shares are currently eligible for resale under Rule 144 of the Securities and Exchange Commission. An additional 176,639 shares will become available for resale under Rule 144 on or before August 1, 2000. The future sale of these "restricted" shares may have an adverse effect on any market that may develop for our common stock.

              INTEREST OF NAMED EXPERTS AND COUNSEL
              -------------------------------------

          Our financial statements as of February 28, 1999, have been included herein in reliance on the report of Jones, Jensen & Company, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          We have not hired any expert or counsel on a contingent basis. No expert or counsel will receive a direct or indirect interest in World Internetworks, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of World Internetworks.

          Branden T. Burningham, Esq., who assisted us with the preparation of this prospectus and the registration statement of which it is a part, is the son of Leonard W. Burningham, Esq. The elder Mr. Burningham beneficially owns 100,000 shares of the shares that we are currently registering. The younger Mr. Burningham beneficially owns approximately 7,625 shares of our common stock; we are not currently registering these shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES
                            -----------

          Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

          Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

          To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

          Unless ordered by a court or advanced pursuant to Section 78.751(2),
Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

          Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

          Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

          Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

          Article VIII of our Bylaws contains indemnification provisions that virtually identical to the indemnification provisions of the NRS. In addition, Paragraph 6 of our Employment Agreement with Mr. Hansen requires us to indemnify Mr. Hansen "in any action arising out of the discharge of his duties," including actions and claims relating to matters that occurred before February 19, 1999, the date of the Employment Agreement.

          This is only a summary of the indemnification provisions of the NRS and our Articles of Incorporation, Bylaws and contracts. You are urged to review our Bylaws for the actual text of their indemnification provisions. See the Exhibit Index.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of World Internetworks pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                     DESCRIPTION OF BUSINESS
                     -----------------------

General.
--------

          World Internetworks is a Nevada corporation. It was incorporated on March 17, 1986, under the name "Impressive Ventures, Ltd." for the purpose of engaging in any lawful activity or business. We did not conduct any business operations until August 27, 1996, when our stockholders approved an agreement under which the stockholders of Wealth International, Inc., a Utah corporation ("Wealth Utah"), obtained a controlling interest in Impressive Ventures. This transaction was treated as an acquisition of Impressive Ventures by Wealth Utah, and as a recapitalization of Wealth Utah. Under the agreement, the stockholders of Wealth Utah exchanged all of their shares in that company for 2,752,245 common shares of Impressive Ventures, after the effects of a 1-for-250 reverse stock split, a 4-for-1 forward stock split and a 1-for-4 reverse stock split.

          After the transaction was completed, Impressive Ventures changed its name to "Wealth International, Inc." and the operating subsidiary (Wealth
Utah) subsequently changed its name to "World Internet Marketplace, Inc." In January, 1998, we changed our name to "World InterNetWorks, Inc." in order to more accurately reflect the nature of our business.

          Until 1999, we had three wholly-owned subsidiaries: (i) World Internet Marketplace, Inc., a Utah corporation, which was engaged in marketing and distributing products and services relating to internet commerce; (ii) Global Wholesale Exchange, Inc., a Utah corporation, which commenced operations in June, 1998, providing wholesale goods to consumers via internet and fax notification; and (iii) Global Media Group, Inc., a Utah corporation doing business as the "Institute for Financial Independence", which commenced operations in June, 1998, and performed seminars that sold the other subsidiaries' products. Our subsidiaries have ceased operations. In 1999, each filed a Chapter 7 bankruptcy petition. In the same year, the Utah Department of Commerce dissolved each subsidiary. See the Risk Factor "We Have a History of Unsuccessful Operations."

          Our business operations were unsuccessful and on October 22, 1998, we discontinued operations and re-entered the development stage. Our revenues prior to the discontinuation of operations were substantially derived from two categories of products and services: (i) personal and commercial web site development and maintenance, and related internet training; and (ii) merchandise sales from our internet-based virtual "mall" or "department store." Orders for merchandise on the virtual "mall" are generally fulfilled by shipment direct from the manufacturer or wholesaler to the customer. As discussed under the caption "Legal Proceedings," each of our subsidiaries filed a Chapter 7 bankruptcy case in the United States Bankruptcy Court for the District of Utah on October 26, 1999.

          As part of World Internetworks' efforts to create a profitable business plan, on November 30, 1998, former management entered into agreements with Steven K. Hansen and Dwain Brannon. Under these agreements, Messrs. Hansen and Brannon were retained to use their best efforts to assist in:

               identifying and retaining a new management team; and

               developing a corporate restructuring plan.

          For their efforts, World Internetworks agreed to issue 75,000 shares each to Messrs. Hansen and Brannon, with Mr. Hansen to receive an additional 150,000 "unregistered" and "restricted" shares and Mr. Brannon to receive an additional 75,000 such shares. The Company recorded a management fee expense of $45,000 in connection with the issuance of the 75,000 shares to Mr. Hansen and the 75,000 shares to Mr. Brannon.

          In February, 1999, our new directors and executive officers were appointed and we began to proceed with our present business plan.

          Our business plan calls for us to do the following:

               provide web site design and build software that will allow small business and home-based entrepreneurs to establish an internet presence at a lower price than our competitors can provide;

               establish an internet training and technical support program that will help our members understand the internet and learn how to profit from it;

               use the "affiliate method" to encourage members to recruit other members. Under this method, each member will be paid for each new member registered, down two membership levels;

               create strategic alliances with companies such as Dell
Computer,
               Office Max, Digital River and Walt Disney, by which our members will be able to offer these companies' products on member web sites and receive a commission ranging from approximately 4% to 10% on each sale, depending on the terms and conditions for each
               company;

               provide our members with access to our "Main Street Plaza" online shopping mall, which will allow them to sell their own products over the internet;

               through our relationship with Alta Vista, one of the top search engines in the country, provide our members with unlimited internet access;

               increase market awareness of our service through search engine placement. We are already rated in the top 10 on Alta Vista
and
               Google and expect to rate highly on America Online and Yahoo!
in
               the near future.

          On April 13, 1999, we executed an agreement with Internet Marketing Concepts, of Orem, Utah, to help us proceed with our business plan. Under the agreement, IMC agreed to make available to us, free of charge, a team of designers to help us design and build our web site, and to allow us to use IMC's Quicksite 3.0 technology for that purpose. We charge our members a monthly hosting fee of $29.95. Of this amount, we paid $5.00 to the sponsoring distributor; $12.45 to IMC; and we kept $12.55. All of our web sites are sold on a reseller basis at $495. Of this amount, $200 is paid as commission and we would split the remaining $295 with IMC ($147.50 to each entity). In addition, IMC provided us with a merchant account for online purchases and was responsible for all billing of our sites. IMC also performed all technical services for us, including maintenance, customer service and technical updates. Gary Winterton, the former Acting President of IMC, is a member of our Board of Directors. Until December, 1999, we also leased our office space from IMC, although we paid our own expenses for telephones, printing and related matters. As of December, 1999, we terminated our relationship with IMC.

          On September 14, 1999, our Board of Directors voted to adopt and ratify a Letter of Intent with Fairway Capital, under which Fairway Capital agreed to provide certain services to us. These services include:

               Visiting our offices and performing "due diligence" on our corporate structure, activities, finances and business model;

               Assisting us in the development of strategies for corporate finance, business model, internet presence and public relations;

               Introducing us to representatives of National Securities in Chicago, Illinois, with the goal of retaining National
Securities
               to expose us to its clients;

               Introducing us to the Regional Investment Bankers Association with the goal of increasing our exposure to the brokerage community;

               Assisting in the design of business plan documents to be presented to potential strategic partners, brokerage firms and investors;
               and

               Completing the business plan documents and obtaining our acceptance of the documents.

          Under the Letter of Intent, we agreed to grant to Fairway Capital options to purchase 500,000 shares of our common stock for the services itemized above. Fairway Capital has completed each of the items listed above. Fairway Capital and its associates have exercised all of the 3 million options granted to them as follows:

               On September 14, 1999, we issued a total of 500,000 shares of common stock to Fairway Capital and the following entities, in exchange for $25,000:

          Name of Recipient                   No. of Shares
          -----------------                   -------------

          Fairway Capital Partners LLC        125,000

          Dwain Brannon Group LLC             125,000

          Bart Walters                        125,000

          Patrick Kephart                     125,000

               On November 5, 1999, we issued a total of 2,000,000 shares of common stock to Fairway Capital and the following entities, in exchange for $100,000:

          Name of Recipient                   No. of Shares
          -----------------                   -------------

          GJM Trading Partners, Ltd.          800,000

          Growth Ventures, Inc.               400,000

          Fairway Capital Partners LLC        300,000

          Capital Investment Partners #1 SA   250,000

          Noziroh, Ltd.                       250,000


               On February 17, 2000, we issued 500,000 shares of common stock to
               Fairway Capital and the following entities, in exchange for $25,000:

          Name of Recipient                   No. of Shares
          -----------------                   -------------

          Christian Baddour                   200,000

          Jeff Parsons                         50,000

          Noziroh, Ltd.                       125,000

          Capital Investment Partners         125,000


          Upon granting the 3,000,000 options on September 14, 1999, we recorded a prepaid cost of capital of $1,725,000, based on the market price per share of $0.625 on that date, less the option price of $0.05 per share. We are charging this prepaid cost of capital to paid in capital ratably as we receive the capital raised from sources that Fairway Capital has introduced.

          The Letter of Intent provides for Fairway Capital to have "piggyback" registration rights in connection with any future registrations of our securities; these shares are a portion of the shares that we are registering with the Securities and Exchange Commission.

          In addition, the Letter of Intent provided for Fairway Capital to introduce us to leaders in the internet industry to assist us in building an advisory board, and to introduce us to at least three people who would be qualified to serve on the advisory board. We agreed to grant Fairway Capital options to purchase 600,000 shares of our common stock for each of these services, for a total of 1,200,000 shares. These services have been rendered and on February 17, 2000, we issued all shares for these services to Fairway Capital.

          Fairway Capital also has an option under the Letter of Intent to appoint three of five members of our Board of Directors and to have its representatives appointed as executive officers of World Internetworks. Fairway Capital has not yet exercised either option.

          The Letter of Intent also provides for the parties to execute a three-year consulting agreement at fees to be set in that agreement. The parties entered into a Consulting Agreement on August 16, 1999. The Consulting Agreement provides for Fairway Capital to render non-exclusive management, consulting and financial services, including advice on corporate acquisitions and related matters. In exchange, we agreed to pay Fairway Capital $5,000 per month for the first three months of the Consulting Agreement, $10,000 per month for the following three months, and $15,000 for each month after that. The Consulting Agreement will expire on August 1, 2002.

          On February 4, 2000, World Internetworks and Fairway Capital agreed to modify the agreement. As modified, we will pay Fairway Capital $7,500 per month, beginning in March 2000, with Fairway Capital, at its option, to receive an additional $7,500 worth of "unregistered" and "restricted" common stock priced at the average closing price of such stock over the last five trading days of each month. The modifications are effective for payments beginning in March, 2000.

Principal Products or Services and Their Markets.
-------------------------------------------------

          World Internetworks is a full-service internet services provider. Our principal business is to provide web site design, hosting and access to our "Main Street Plaza" shopping mall for small and home-based businesses that want to take advantage of the recent trend toward e-commerce. For a monthly membership fee of $39.95, our members have access to our web design software, which allows even non-computer experts to quickly and easily build their own web sites. Using our software, the typical user can have a fully-functional web site in a few hours without having to learn any programming language. Our web site features include:

               50 megabytes of web space;

               Internet access through Alta Vista Company's Micro Portal;

               Personal CGI and log directories;

               Microsoft front page extensions;

               Unlimited free e-mail;

               Domain name hosting at no extra monthly cost; and

               Discount web master services to help with web site development.

          In addition to our web site hosting services, our $39.95 monthly membership fee gives our members access to our Main Street Plaza online shopping mall. The Main Street Plaza, which became fully operational in October, 1999, currently consists of approximately 340 merchants that collectively sell approximately 2 million products.

          Our online mall includes the web sites of such large, dominant retailers as Office Max; Toys R U; Dell Computer; LL Bean and Digital River, alongside the sites of our own members. We believe that the aggregation of many large and small retailers' web sites into one large online "mall" provides much greater visibility to our members, whose web sites may never receive enough "hits" to justify the sites' existence if they stood on their own.

          On October 20, 1999, we entered into a FreeAccess Software License Agreement with Alta Vista Company. Under the Agreement, Alta Vista licensed to us the rights to use, distribute, market and sublicense its FreeAccess internet access software. We also have the right to use Alta Vista's marks in connection with the marketing and distribution of FreeAccess. The license is non-exlusive and non-transferable.

          We also intend to establish a program of ongoing internet training and technical support that will help our members understanding the internet and learn how to profit from it as well.

Distribution Methods of the Products or Services.
-------------------------------------------------

          A key measure of any web site's success is the number of users accessing the site, or "hits," per day. A retailer's web site is only useful as long as it is being seen by potential customers. One way to ensure this is to obtain a listing on a "search engine," which is an online research device that allows a user to type in certain key words and then locates web sites that include the information that the user is seeking. For example, a holiday shopper who is interested in finding out what new toys are popular might access a search engine and type in the word "toys." The search engine would then search the worldwide web for web sites that deal with toys. The method that the search engine uses to locate these sites is called its "search protocol."

          Our web site has been designed to achieve maximum exposure to search engine protocols. On November 4, 1999, we signed an Advertising Agreement with Go2Net, Inc., of Seattle, Washington. Under the Advertising Agreement, we purchased 775,000 "impressions" of banner advertising on Go2Net's MetaCrawler search engine and the Go2Net Network, at a cost of $5,000. We expect this advertising to increase the number of "hits" to our web site, which we believe will help us to achieve an attractive placement with many of the approximately 1500 search engine organizations currently serving the internet. We believe that this placement will in turn result in a substantially increased "hit" count to our site. These potential new visitors represent potentially thousands of new members, many of whom will register and begin building their sites on their first or second visit.

          In March, 2000, our server received an average of approximately 18,000 hits per day. As our advertising takes effect and we obtain favorable listings on search engines, we expect these figures to grow three-fold within the next six months of operations.

          One of the most widely used marketing methods on the internet today is the "affiliate" method. This concept uses the premise that thousands of "affiliates," each selling a retailers products or services, is potentially more profitable than a single stand-alone operation. Using this concept, we have adopted a two-tiered affiliate program that is designed to encourage our existing members to recruit new members. Under this program, each of our members is paid a monthly referral commission of $5 every time we receive the monthly membership fee of a member that the first member has recruited. Similarly, the first-line member will receive $4 per month for every third-line member that is recruited by the members that the first-line member has recruited. We believe that this program will motivate each of our members to become active proponents of World Internetworks in the marketplace.

          Many large retailers have also discovered the benefits of the affiliate method. Using this method, online retailers establish "links" from their own web sites to the web sites of other retailers. For every purchase made as a result of this link, the first retailer receives a commission ranging from approximately 4% to 10%. The amount of the commission typically increases with the monthly sales volume that is derived from the first-line web site. Each retail partner sets its own commission structure.

          In order to exploit the advantages of the affiliate method, we have become a member of the affiliate network established by LinkShare Corporation of New York City. LinkShare manages the world's largest affiliate network, which includes tens of thousands of affiliate sites and over 350 leading merchants such as Office Max; Dell Computer; and 1-800-Flowers. As a result of this arrangement, each of our members will be eligible for commissions on all sales by member retailers that originate from the first member's site.

          Most retail affiliate relationships do not rely on written agreements between the parties, but are established through the commission-paying retailer's web site. However, on April 28, 1999, World Internetworks entered into a Dealer Agreement with Digital River, Inc., of Eden Prairie, Minnesota, authorizing us to advertise Digital River's products on our web site and to maintain a link to Digital River's own web site for a one-time fee of $500. We will receive a commission for all sales that result from our link to Digital River's web site. Digital River is engaged in the electronic distribution of computer software to end users.

Competitive Business Conditions.
---------------------------------

          For a discussion of the competitive risks that we face, see the Risk Factors "The Highly Competitive Nature of the Internet Industry May Limit Our Chances of Success" and "The Web Site Design and Hosting Industry Has Low Barriers to Entry" of this prospectus.

Sources and Availability of Raw Materials.
------------------------------------------

          The internet industry is not typically dependent upon raw materials in the sense that a manufacturer is dependent upon raw materials used in the production of its products. Our most vital piece of equipment is a web server that is operated by Blueberry Hill Communications, Inc., of Palm Desert, California. See the caption "Description of Property" of this prospectus.

Dependence on One or a Few Major Customers.
-------------------------------------------

          World Internetworks does not depend on one or a few major customers. We currently have a membership base of approximately 600 users. Virtually any small business that is interested in economically entering the world of e-commerce is a potential customer.

          Our inter-retailer affiliate marketing program is dependent on our relationships with LinkShare and Commission Junction, both of whom are affiliate managers. If these relationships were to end for any reason, our members would not be eligible for the commissions payable under these programs. Because the programs are an attractive part of our business plan, we may lose some members and potential members who were drawn to us primarily due to those programs. If enough potential members make this decision, our operating results could suffer significantly.

Need for Governmental Approval of Principal Products or Services.
-----------------------------------------------------------------

          We are not aware of any law or regulation that would require government approval of any of our products or services. However, see the Risk Factors "The Direct Distribution and Network Marketing Industry is Subject to Government Scrutiny" and "Any Future Governmental Regulation of the Internet May Adversely Affect Our Operations" of this prospectus.

Effect of Existing or Probable Governmental Regulations on the Business.
------------------------------------------------------------------------
          See the Risk Factors "The Direct Distribution and Network Marketing Industry is Subject to Government Scrutiny" and "Any Future Governmental Regulation of the Internet May Adversely Affect Our Operations" of this prospectus.

Research and Development.
-------------------------

          World Internetworks has engaged the services of four computer engineers, two of whom are employees and two of whom work on an independent contractor basis. These engineers perform technical tasks such as designing our Main Street Plaza web site and adding merchants to the site. The engineers are paid by the hour based on invoices submitted to World Internetworks for payment. Other than these tasks, we do not expect that research and development will be a significant part of our operations.

Costs and Effects of Compliance with Environmental Laws.
--------------------------------------------------------

          Management does not believe that compliance with environmental laws will require a significant portion of our resources.

Number of Employees.
--------------------

          We have six full-time employees. We have also engaged the services of two independent contractor computer engineers to assist with technical aspects of our operations, as discussed under the heading "Research and Development," above.

Reports to Security Holders.
----------------------------

          The National Association of Securities Dealers, Inc. requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the Securities Exchange Act of 1934, and World Internetworks does file periodic reports with the Securities and Exchange Commission under Section 15(d) of the 1934 Act.

          The public may read and copy any materials that we file with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

          We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm and such other periodic reports as we may determine to be appropriate or as may be required by law.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
    ---------------------------------------------------------

          World Internetworks temporarily ceased business operations on October 22, 1998. Since then, it has undergone a restructuring, which resulted in the resignation of former directors and executive officers and the election of a new management team.

          As of May 31, 1999, we resumed operations with a business model based upon the premise that a "full service" web hosting company would be able to fill a market niche. We expect our revenue opportunities to be classified in four general areas:

               Hosting fees generated from membership enrollments;

               Advertising revenues received from the sale of advertised space on our web site to outside third party organizations;

               Commissions from sales of products associated with our retail partners, including those associated with LinkShare; and

               Monthly lease fees received from merchants desiring to be included in the Wiworks Main Street Plaza.

          We have established relationships with technology and retail partners such as Alta Vista and LinkShare to facilitate the launch of our operations. We expect to be self-funded through operations by the second calendar quarter of 2000.

          We are currently attempting to increase the number of hosted web sites on our service. Our efforts include:

               contacting all 28,000 former members of our earlier unsuccessful service by telephone in an effort to make them paying members of our current service;

               follow-up mailings to former members who have not yet converted to our new service. Our current plan is to mail a CD-Rom that shows the user our web site technology and allows him or her to launch a browser to begin building a web site;

               acquiring current and accurate e-mail lists and send e-mail advertising. We believe that recipients of these advertisements
               will be good candidates for a web site because they are already online;

               buying mailing lists of small businesses and mailing advertisements to them, with follow-up telephone calls to recipients who have not responded; and

               conducting public seminars on the use of the internet as a business tool.

          We have also retained Jordan Richard Assoc. of Salt Lake City, Utah, to assist us with public relations matters.

          We have had good initial success with our telephone marketing campaign and have been able to hire one receptionist; two customer service representatives; one computer programmer and a billing and accounting employee.

Results of Operations.
----------------------

          For the fiscal year ended February 28, 1998, 69% of World Internetworks' revenues were generated from a single independent distributor. In June of 1998, management elected to end our relationship with this distributor, which resulted in a significant reduction in revenue without a commensurate reduction in expenses.

          In June, 1998, World Internetworks established its wholly-owned subsidiary, Global Media Group, to replace the revenues generated from this independent distributor; this effort failed to generate any significant revenues and only incurred liabilities in the attempt.

          In October, 1998, due to this disparity between revenue and expenses, we temporarily ceased operations and began to explore alternatives, including voluntary reorganization, receivership or seeking relief under the bankruptcy statutes. As of February 28, 1999, this evaluation process was still ongoing. We engaged a search team to actively pursue other business alternatives.

          The search team identified a new President, Steven K. Hansen, and he was engaged as of March, 1999, along with our other current directors and executive officers. We commenced our current operations in April, 1999.

Comparison of Fiscal Year End 1999 to Fiscal Year End 1998.
-----------------------------------------------------------

          Due to the termination of our operations in October, 1998, the differences between the our operating results for the fiscal years ended February 28, 1999, and 1998, were great. Revenues were reduced significantly and the expense line increased dramatically due to the failed attempt to replace the revenues produced by the independent distributor. In addition, we recommenced our developmental stage in October, 1998, so no revenues have been recorded from our subsidiaries' past operations for the fiscal years ended February 28, 1999, and 1998. Net losses from discontinued operations were ($2,450,128) and ($680,930), respectively, in the fiscal years ended February 28, 1999, and 1998.

Comparison of the Nine Months Ended November 30, 1999, and 1998.
----------------------------------------------------------------

          Following our resumption of business, we received revenues of $50,940 in the nine months ended November 30, 1999, as compared to $0 during the nine months ended November 30, 1998, due to our assumption of development stage status in October, 1998. Operating expenses for the nine months ended November 30, 1999, totaled $776,786, of which $775,460 was comprised of selling, general and administrative expenses. By contrast, we incurred no operating expenses in the nine months ended November 30, 1998.
Net income for the these periods was $(585,617) (a loss of $0.16 per share), and $(2,337,766) (a loss of $0.69 per share), respectively. The loss in the nine months ended November 30, 1998, was characterized as a loss from discontinued operations.

Liquidity and Capital Resources.
--------------------------------

          As of February 28, 1999, all of our open accounts had been closed and we had no cash assets. At November 30, 1999, we had cash assets of $4,286.

                            DESCRIPTION OF PROPERTY
                      -----------------------

          World Internetworks does not currently own any real property. It is currently renting office facilities from Springwater Office Suites, Inc., an unaffiliated third party, at a monthly rate of $800. The offices are located in Orem, Utah.

          We have an account with Blueberry Hill Communications, Inc., of Palm Desert, California, under which Blueberry Hill provides web hosting and DNS services to us. Our web site is maintained on a Unix BSDI dedicated server consisting of a 300 MHz Intel Pentium Pro central processing unit with MMX, a
3.2 gigabyte hard drive and 128 megabytes of random access memory. The server is monitored 24 hours per day and has all necessary power backup systems. We pay Blueberry Hill a fee of $975 per month for this service. We have also executed a Reselling Partner Agreement with 4Domains.com, a division of Blueberry Hill, which allows us to register our members' domain names. The Reselling Partner Agreement provides for up to 50 registrations at a price of $49 per registration.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          ----------------------------------------------

          On February 18, 2000, Fairway Capital loaned us $30,000 for a period of 30 days, at an interest rate of 7% per year. We have fully repaid the loan.

          Other than as discussed under the heading "Executive Compensation," during the calendar years ended December 31, 1999, and 1998, World Internetworks did not enter into any material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who we know to own of record or beneficially more than five percent of the Company's common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     --------------------------------------------------------

Market Information.
-------------------

          Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., under the symbol WINW. There is presently no "established trading market" for our shares. The following table shows high and low closing bid information for our common stock as quoted on the OTC Bulletin Board for our fiscal years ended February 28, 1999, and 1998. These quotations reflect inter-dealer bid prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                        Stock Quotations*
              Quarterly Period Ended             High Bid           Low Bid
              ----------------------             --------           -------

              May 31, 1997                       $3.375             $2.25

              August 31, 1997                    $3.50              $1.50

              November 30, 1997                  $2.625             $1.50

              May 31, 1998                       $1.375             $0.625

              August 31, 1998                    $1.625             $0.75

              November 30, 1998*                 $4.375             $0.25

              February 28, 1999*                 $3.50              $0.25

              May 31, 1999*                      $2.3125            $0.96875

              August 31, 1999*                   $1.625             $0.50

              November 30, 1999*                 $0.96875           $0.50

              February 29, 2000*                 $3.25              $0.5625

          * We effected a one-for-four reverse split of our outstanding common stock on September 4, 1998.

Holders.
--------

          As of March 24, 2000, we had approximately 488 stockholders of record. This figure does not include beneficial owners of common stock held in "nominee" or "street" name, as we can not accurately estimate the number of these beneficial owners.

Dividends.
----------

          World Internetworks has not declared any cash dividends with respect to its common stock, and does not intend to declare dividends in the

                                     33



foreseeable future. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                      EXECUTIVE COMPENSATION
                      ----------------------

          On February 19, 1999, World Internetworks entered into an Employment
Agreement with Steven K. Hansen, our current President. It became effective in March, 1999. The Employment Agreement provides for Mr. Hansen to receive a salary of $8,000 per month ($96,000 per year), along with medical and dental insurance coverage for Mr. Hansen and his dependents. Under the Employment
Agreement, we issued 800,000 "unregistered" and "restricted" shares of our common stock to Mr. Hansen. The Employment Agreement also requires us to reimburse Mr. Hansen for all reasonable expenses incurred in connection with our business and to include him in all pension, profit-sharing and similar plans.

          Phillip Ray, our former Secretary/Treasurer, was hired at a salary of $3,000 per month. He received three months' salary; his salary was terminated effective June 1, 1999. Instead, on July 26, 1999, we granted Mr.
Ray options to purchase up to 60,000 "unregistered" and "restricted" shares of our common stock at a price of $0.40 per share. Ten thousand of these warrants are deemed to be "cashless," in which Mr. Ray may surrender options in exchange for shares, rather than paying cash. In addition, we issued
20,000 "unregistered" and "restricted" shares of our common stock to Automotive Direct, which is controlled by Mr. Ray, in exchange for the retirement of a $40,000 corporate debt.

          On August 12, 1999, we executed a compensation agreement with Gary
S. Winterton with respect to his services as a director. Under the agreement, Mr. Winterton was granted an option to purchase 110,000 "unregistered" and "restricted" shares of our common stock at a price of $0.40 per share, with an additional option to purchase 50,000 such shares at the higher of the closing bid price of our common stock on July 23, 1999, or $0.75. The exercise price of these options has been set at $0.75 per share. We have also granted to Mr.
Winterton an option to purchase an additional 10,000 "unregistered" and "restricted" shares at a price of $0.40 per share.

          We have also agreed to compensate Randal L. Roberts for his services as a director. Our arrangement with Mr. Roberts is the same as our arrangement with Mr. Winterton with respect to their services as directors.

                        Summary Compensation Table
                        --------------------------

          The following table sets forth all compensation awarded to Mr.
Hansen, our President, our only executive officer who received compensation in excess of $100,000 for the fiscal years ended February 28, 1999, and February
29, 2000:

                                       34



                                     Annual               Long Term
                                  Compensation        Compensation Awards
Name and Position        Year        Salary      Securities Underlying Options
-----------------        ----        ------      -----------------------------

Steven K. Hansen         1999 (1)      -0-                   -0-
President                2000        $347,300 (2)            -0-


          (1) We entered into an Employment Agreement with Mr. Hansen on
February 19, 1999, which became effective in March, 1999. Mr. Hansen did not receive any compensation during the 1999 fiscal year.

          (2) This figure includes $84,800 in cash compensation paid to Mr.
Hansen and $262,500 for services paid with World Internetworks common stock.

                           Option Grants in 1999
                           ---------------------

          This table shows the options that World Internetworks granted to its executive officers and directors during the calendar year ended February 29, 2000:

                        Number
                      of Options          Exercise          Expiration
Name                    Granted*       Price per Share          Date
----                    -------        ---------------          ----

Steven K. Hansen         -0-                -0-                  -0-

Phillip Ray             50,000            $0.40                 7/26/01

                        10,000            Market price on       7/26/01
                                          date of exercise

Randal L. Roberts       10,000            $0.40                 3/19/01

Gary S. Winterton      110,000            $0.40                 8/12/01
                        50,000            $0.75                 8/12/01


          * None of these options has yet been exercised.

                                    35

                              FINANCIAL STATEMENTS
                              --------------------

                                    36

                   WORLD INTERNETWORKS, INC.
                        AND SUBSIDIARIES
                 (A Development Stage Company)

               Consolidated Financial Statements

                       February 28, 1999

                                 37

                 INDEPENDENT AUDITORS' REPORT

Board of Directors
World InterNetWorks, Inc. and Subsidiaries
(A Development Stage Company)
Orem, Utah


     We have audited the accompanying consolidated balance sheet of World InterNetWorks, Inc. and Subsidiaries (a development stage company) as of February 28, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended February
28, 1999 and from inception of the development stage on October 22, 1998 through February 28, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of World InterNetWorks, Inc. and Subsidiaries (a development stage company) as of February 28, 1999, and the consolidated results of their operations and their cash flows for the year ended February 28, 1999 and from inception of the development stage on October 22, 1998 through February 28, 1999 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company's recurring losses from operations and stockholders' equity (deficit) raise substantial doubt about its ability to continue as a going concern.
Management's plans concerning these matters are also described in Note 3.
The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Jones, Jensen & Company

Jones, Jensen & Company
Salt Lake City, Utah
August 23, 1999

                                       38




           WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                 (A Development Stage Company)
                   Consolidated Balance Sheet


                             ASSETS
                                                       February 28,
                                                           1999

CURRENT ASSETS

     Cash                                            $       -

          Total Current Assets                               -

FIXED ASSETS (Note 1)

     Computers and equipment                              9,655
     Furniture and fixtures                               1,950
     Accumulated depreciation                            (8,545)

          Net Fixed Assets                                3,060

          TOTAL ASSETS                               $    3,060


         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

     Reserve for discontinued operations (Note 7)    $2,627,271

          Total Current Liabilities                   2,627,271

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY (DEFICIT)

     Common stock, $0.001 par value; 500,000,000
     shares authorized; 1,750,107 shares issued
     and outstanding                                      1,750
     Additional paid-in capital                       1,356,919
     Treasury stock at cost (1,020 shares)               (3,186)
     Deficit accumulated prior to the development
     stage                                           (3,979,694)
     Deficit accumulated from the inception of the
     development stage on October 22, 1998                  -

          Total Stockholders' Equity (Deficit)       (2,624,211)

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
          (DEFICIT)                                 $     3,060



          WORLD INTERNET WORKS, INC. AND SUBSIDIARIES
                 (A Development Stage Company)
             Consolidated Statements of Operations


                                                                   From
                                                             Inception of the
                                                                Development
                                                                 Stage on
                                                                October 22,
                                        For the Years Ended    1998 Through
                                            February 28,       February 28,
                                       1999            1998        1999


REVENUES                         $        -        $    -      $    -

OPERATING EXPENSES                        -             -           -

LOSS FROM OPERATIONS                      -             -           -

LOSS FROM DISCONTINUED
 OPERATIONS (Note 7)               (2,450,128)     (680,930)        -

LOSS BEFORE INCOME TAXES           (2,450,128)     (680,930)        -

INCOME TAX EXPENSE                        -             -           -

NET LOSS                         $ (2,450,128)   $ (680,930)    $   -

BASIC LOSS PER SHARE

 Loss from operations            $       0.00    $     0.00
 Loss from discontinued operations      (0.74)        (0.22)
BASIC LOSS PER SHARE             $      (0.74)   $    (0.22)

FULLY DILUTED LOSS PER SHARE

 Loss from operations            $       0.00    $     0.00
 Loss from discontinued operations      (0.74)        (0.22)

  Fully Diluted Loss Per Share   $      (0.74)   $    (0.22)


             WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                   (A Development Stage Company)
     Consolidated Statements of Stockholders' Equity (Deficit)


                                               Additional Employee
                        Common Stock  Treasury  Paid-In    Notes   Accumulated
                       Shares  Amount  Stock   Capital  Receivable  Deficit


Balance,
February 28, 1997    2,983,739 $ 2,984  $    -   $   477,905 $  -  $ (848,636)

Issuance of common
 stock from the
 exercise of options   341,500     341       -       564,389 (37,500)    -

Issuance of notes
 receivable to employees   -       -         -           -   (41,397)    -

Award of common stock to
 an officer                -       -         -        56,000     -       -

Purchase of treasury stock -       -      (3,186)        -       -       -

Net loss for the year ended
 February 28, 1998         -       -         -           -       -   (680,930)

Balance, February 28, 1998
 (inception of development
 stage)              3,325,239   3,325    (3,186) 1,098,294(78,897)(1,529,566)

Issuance of common
 stock from the
 exercise of options   147,125     147       -      216,603     -        -

Issuance of common stock
 for services           27,650      28       -       40,272     -        -

Cancellation of
 common stock       (1,750,000) (1,750)      -        1,750     -        -

Payments received on
 employee notes
 receivable                -       -         -          -    78,897      -

Adjustment for
 fractional shares          93     -         -          -       -        -

                                         41


Net loss for the
 year ended
 February 28, 1999         -       -         -          -       -  (2,450,128)

Balance,
 February 28, 1999   1,750,107 $ 1,750  $ (3,186) $1,356,919$   - $(3,979,694)



           WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                 (A Development Stage Company)
             Consolidated Statements of Cash Flows

                                                                   From
                                                             Inception of the
                                                                Development
                                                                 Stage on
                                                                October 22,
                                        For the Years Ended    1998 Through
                                            February 28,       February 28,
                                       1999            1998        1999


CASH FLOWS FROM OPERATING ACTIVITIES

 Net loss                         $(2,450,128)    $(680,930)   $      -

 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and amortization       103,314       181,310           -
  Stock award compensation expense        -          56,000           -
  Write-off other assets              103,811           -             -
  Loss on disposal of property
  and equipment                       400,125           -             -
  Common stock issued for services     40,300           -             -
  Allowance for doubtful accounts     250,000           -             -
 Changes in assets and liabilities:
  (Increase) decrease in inventory    103,955       (91,967)          -
  (Increase) decrease in accounts
  receivable                          (26,147)     (223,853)          -
  (Increase) decrease in other assets     -         (81,441)          -
  Increase (decrease) in deferred
   revenue                            169,423       377,270           -
  Increase (decrease) in accounts
   payable                            512,847       341,218           -
  Increase (decrease) in accrued
   expenses                           190,272       248,949           -

   Net Cash Provided (Used) by Operating
    Activities                       (602,228)      126,556           -

CASH FLOWS FROM INVESTING ACTIVITIES

 Proceeds from sale of property           -          13,049           -
 Purchase of property and equipment       -        (541,561)          -

  Net Cash Used by Investing Activities   -        (528,512)          -

CASH FLOWS FROM FINANCING ACTIVITIES

 (Increase) decrease in employee notes
  receivable                           78,897       (41,397)          -
 Proceeds from related party note
  payable                             230,000        40,000           -
 Principal payments on related party
  note payable                        (33,128)      (68,489)          -
 Principal payments on capital leases (16,320)       (5,132)          -
 Purchase of treasury stock               -          (3,186)          -
 Issuance of common stock             216,750       527,230           -

  Net Cash Provided by Financing
    Activities                      $ 476,199     $ 449,026       $   -

NET INCREASE (DECREASE) IN CASH     $(126,029)    $  47,070       $   -

CASH AT BEGINNING OF YEAR             126,029        78,959           -

CASH AT END OF YEAR                 $     -       $ 126,029       $   -

CASH PAID FOR:

 Interest expense                   $   2,013     $  5,715        $   -
 Income taxes                       $     -       $    -          $   -

NON-CASH FINANCING ACTIVITIES

 Acquisition of equipment through
  a capital lease                   $     -       $ 21,452        $   -
 Common stock issued for employee note
    receivable                      $     -       $ 37,500        $   -
 Property and equipment used as payment
   of accrued wages                 $  13,205     $    -          $   -


           WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                 (A Development Stage Company)
         Notes to the Consolidated Financial Statements
                       February 28, 1999

NOTE 1 -  ORGANIZATION AND HISTORY

       a.  Nature of Operations

       World InterNetWorks, Inc., a Nevada corporation, has three wholly-owned subsidiaries, World Internet Marketplace, Inc. (WIM), a Utah corporation, engaged in marketing and distributing products and services relating to internet commerce, Global Wholesale Exchange, Inc. (GWE), a Utah corporation, which commenced operations in June 1998, providing wholesale goods to consumers via internet and fax notification, and Global Media Group, Inc. (BMG), which commenced operations in June 1998, a Utah corporation (dba as the Institute for Financial Independence) which performs seminars that sell WIM and GWX products. Collectively, World InterNetWorks, Inc. and the three wholly-owned subsidiaries are referred to as the Company.

       The Company's revenues prior to the Company discontinuing its operations and entering into the development stage on October 22, 1998 (see Note 7) were substantially derived from two categories of products and services: (i) personal and commercial web site development and maintenance, and related internet training; and (ii) merchandise sales from the Company's internet-based virtual "mall" or "department store" (orders for merchandise on the Company's virtual "mall" are generally fulfilled by shipment direct from the manufacturer or wholesaler to the customer).

       b.  Organization

       On August 27, 1996, the stockholders of Impressive Ventures, Inc. (the former name of the Company), a non-operating, developmental stage company, approved an agreement whereby the stockholders of Wealth International, Inc., a Utah corporation (Wealth Utah), obtained a controlling interest in the Company. This transaction was treated as an acquisition of the Company by Wealth Utah, and as a recapitalization of Wealth Utah. Under the agreement, the stockholders of Wealth Utah exchanged all of their shares in Wealth Utah for 2,752,245 common shares of the Company, after the effects of a 1-for-250 reverse stock split, a 4-for-1 forward stock split and a 1-for-4 reverse stock split.

       The Company had essentially no assets or operations prior to the above referenced acquisition. Wealth Utah was established in November 1995 as a partnership. It was incorporated in July 1996.

       After the transaction was completed, the Company changed its name to Wealth International, Inc. (Wealth Nevada), a Nevada corporation, and the operating subsidiary (Wealth Utah) subsequently changed its name to World Internet Marketplace, Inc. Wealth Nevada changed its name to World InterNetWorks, Inc. in January 1998 to more accurately reflect the nature of the Company's business.

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       a.  Accounting Method

       The Company's consolidated financial statements are prepared using the accrual method of accounting. The Company has elected a February 28 year end.

       b.  Cash and Cash Equivalents

       The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

       c.  Depreciation and Amortization

       Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of between 5 and 7 years. For financial reporting purposes, the straight-line method of depreciation is followed. Accelerated methods of depreciation are used for tax purposes.

       Maintenance and repairs, which neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in earnings.

       d.  Revenue Recognition

       The Company generally receives the sales price of its web pages and products in cash at the time orders are made. Sales are generally recorded at the time the Web page is activated or the product is shipped.

       e.  Income Taxes

       The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

       f.  Common Stock Split and Reverse Split

       During 1997, the Company effected a reverse stock split of 1-for-250 and, subsequently, a forward stock split of 4-for-1. On September 4, 1998, the Company effected a reverse stock split on a 1-for-4 basis. The accompanying financial statements has been restated to reflect these stock splits for all periods presented.

       g.  Use of Estimates

       In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

       h.  Basic and Fully Diluted Loss Per Share

       During February 1997, the FASB issued Statement of Financial Accounting Standard No. 128, "Earnings per Share". This statement changed the method in which earnings (loss) per share are determined. The new standard requires the computation of basic earnings (loss) per share and earnings (loss) per share assuming dilution. Options to purchase 1,532,375 and 1,079,500 shares of common stock at $0.25 to $2.50 per share were outstanding during the years ended February 28, 1999 and 1998, respectively. They were not included in the computation of net loss per common share because they would have had an antidilutive effect on the net loss per common share for the years ended February 28, 1999 and 1998. Basic net loss per common share basic and assuming dilution were the same for the years ended February 23, 1999 and 1998, respectively.

       i.  Principles of Consolidation

       The consolidated financial statements include the accounts of World InterNetWorks, Inc., World Internet Marketplace, Inc., Global Wholesale Exchange, Inc. and Global Media Group, Inc. All significant intercompany accounts have been eliminated.

       j.  Advertising

       The Company follows the policy of charging the costs of advertising to expense as incurred.

NOTE 3 -  GOING CONCERN

       The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern.
       However, the Company has sustained substantial losses from operations in recent years the recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon the Company's ability to meet its financing requirements on a continuing basis and to succeed in its future operations. The financial statements do not include, any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

       The Company resumed operations in April 1999 with a new management team and numerous strategic alliances in place for the purpose of providing state-of-the-art website design, technical support, online training and interactive e-commerce websites to individuals and small businesses. Management believes this new direction of the Company has the ability to achieve the critical mass necessary to result in significant recurring revenue and profitable growth through hosting fees as well as product sales. Management also expects to obtain additional financing through a stock offering in order to meet its cash flow needs through fiscal year 2000.

NOTE 4 - INCOME TAXES

       As of February 28, 1999, the Company had a federal and state net operating loss carryforwards of approximately $3,600,000. The net operating losses will expire at various dates beginning in years 2012 through 2014, if not utilized.

       The Company operated, for tax purposes, as a partnership under provisions of the Internal Revenue Code from November 1, 1995 through July 10, 1996. During this period, losses of the Company flowed through the partnership. Accordingly, the Company was not subject to federal income taxes on Company operating results for the period in which the partnership was in existence, and no provision or current liability or asset for federal, or state income taxes for those period has been reflected.

NOTE 5 - STOCK OPTIONS AND STOCK AWARDS

       Effective October 13, 1996, the Company adopted a stock option plan which provides for the granting of stock options and awards to employees, officers and non-employees to purchase up to 4,000,000 shares of stock, subject to adjustment under certain circumstances. On October 22, 1996, a 4-for-1 stock split increased the number of shares available for stock options and awards to non-qualified stock options or awards.

       Incentive Stock Options

       Under the plans, incentive stock options may be granted to employees and officers. During 1998, 1,565,000 incentive stock options were granted under the plan. Incentive stock options vest at graded rates over the vesting periods. The exercise price for incentive stock options may not be less than the fair market value per share of common stock on the grant date. In the case of incentive stock options granted to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price may not be less than 110% of the fair market price per share of common stock on the grant date. An employee may not be granted incentive stock options that would entitle the employee to purchase more than $100,000 in fair market value of common stock in the year in which the options are exercisable for the first time

       Non-Qualified Options

       Employees, officers, directors and consultants may be granted non-qualified options. Directors, officers, employees and consultants are also eligible for awards of stock and opportunities to make direct purchases of stock in the Company. During 1998, there were no non-qualified options granted under the plan. Non-qualified options vest at graded rates over the vesting periods. Non-qualified options also include options which are performance based. These options vest 20% each time the grantee sells a designated number of storefronts for the Company. The exercise price for non-qualified stock options may not be less than the lessor of (1) the book value per share of common stock as of the end of the fiscal year of the Company immediately preceding the grant date, or (2) 50% of the fair market value per share of common stock on the grant date.

       Information with respect to the Company's stock option plan at February 28, 1999 is as follows:

                          Exercise   Number    Number    Number     Number
                          Price    Authorized Exercised Canceled  Outstanding

          1997 Plan  $0.25 - 2.50  1,233,750   447,500  148,000     638,250
          1998 Plan  $0.38 - 2.50    391,250   147,125      -       244,125
          1999 Plan  $0.75 - 1.00    650,000       -        -       650,000

                Totals             2,275,000   594,625  148,000   1,532,375

          Stock Awards

          During 1998, a stockholder gave 100,000 shares of the Company's restricted common stock to an officer of the Company. The fair market value of the stock on the date of gift was estimated to be $56,000 and has been recorded as compensation expense.

NOTE 6 -  COMMITMENT AND CONTINGENCIES

          Litigation and Claims

          The Company is engaged in various litigation and claims both as defendant and plaintiff arising through the normal course of business. In the option of management, based on the advise of legal counsel, these lawsuits do not represent a material obligation to the Company as of February 28, 1999.

NOTE 7 -  LOSS FROM DISCONTINUED OPERATIONS

          On October 22, 1998, the Board of Directors of the Company decided to discontinue the marketing and distribution of products and services relating to commerce on the internet due to a lack of funding and increased losses. The following is a summary of the loss from discontinued operations.

                                                                 From
                                                            Inception of the
                                                              Development
                                                               Stage on
                                                              October 22,
                                      For the Years Ended    1998 Through
                                         February 28,         February 28,
                                     1999           1998         1999

[S]                                [C]             [C]        [C]

       NET REVENUES                $ 1,988,774      $7,762,125  $     -

       COST OF PRODUCTS SOLD           826,073         999,612        -

        Gross Profit                 1,162,701       6,762,513        -

       EXPENSES

        Selling, general and
         administrative              2,827,748       2,986,536        -
        Commissions                    785,081       4,456,907        -

          Total Expenses             3,612,829       7,443,443        -

       LOSS BEFORE INCOME TAXES     (2,450,128)       (680,930)       -

       INCOME TAX EXPENSE                  -               -          -

       NET LOSS                    $(2,450,128)    $  (680,930)   $   -

       BASIC LOSS PER SHARE OF
        COMMON STOCK               $     (0.74)    $     (0.22)

       FULLY DILUTED LOSS PER SHARE
        OF COMMON STOCK            $     (0.74)    $     (0.22)

       The Company had liabilities of $2,627,271 which are associated with the discontinued operations. No income tax benefit has been attributed to the loss from discontinued operations.

            World Internetworks, Inc. and Subsidiaries
             Consolidated Balance Sheets (Unaudited)
    November 30, 1999 and February 28, 1999 (Fiscal Year End)

ASSETS
                                        November 30,   February 28,
                                           1999           1999
Current Assets
   Cash and cash equivalents              $      4,286          $       -
   Accounts receivable-Trade                     1,486                  -
   Due from shareholder                         15,000                  -
        Total current assets              $     20,772          $       -

Property and Equipment at cost, net              4,412                3,060

                                          $     25,184          $     3,060

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
   Accounts Payable                       $     60,159          $       -
   Accrued expenses                              1,147                  -
   Reserve for discontinued operations       2,459,206            2,627,271
        Total current liabilities            2,520,512            2,627,271

Commitments and contingencies

Shareholders' equity (deficit):
   Common stock, $.001 par value; 500,000,000
   shares authorized, 5,920,607 and 1,750,107
   shares issued at November 30, 1999 and Feb
   28, 1999, respectively                        6,071                1,750
   Capital in excess of par value            2,067,098            1,356,919
   Treasury stock, at cost                      (3,186)              (3,186)
   Deficit accumulated prior to development
   stage                                    (3,979,694)          (3,979,694)
   Deficit accumulated from the inception of
   the development state on October 22, 1998  (585,617)                 -
         Total shareholders' deficit        (2,495,328)          (2,624,211)
                                           $    25,184           $    3,060

            World Internetworks, Inc. and Subsidiaries
        Consolidated Statements of Operations (unaudited)
For the Three Months and Nine Months Ended November 30, 1999 and 1998
                                                             From Inception of
                                                             Development Stage
                        Three months ended Nine months ended  October 22, 1998
                           November 30,     November 30,     thru November 30,
                        1999         1998    1999        1998      1999

Net sales and revenues: $  20,793    $    -    $  50,940  $   -       $50,940
Costs of Services and
products sold              14,369         -       30,901      -        30,901
Gross Profit                6,424         -       20,039      -        20,039

Operating Expenses:
Selling, General and
Administrative expenses   111,354         -      775,460      -       775,460
Depreciation and
amortization                  494         -        1,326      -         1,326
Total operating expenses  111,848         -      776,786      -       776,786

Loss from operations     (105,424)        -     (756,747)     -      (756,747)

Loss from discontinued
operations                    -      (1,320,486)     -   (2,337,766)      -

Loss before extraordinary
items                    (105,424)   (1,320,486)(756,747)(2,337,766) (756,747)

Extraordinary Item:
Gain on forgiveness of
debt-reserve for
discontinued operations
and accounts payable      171,130         -      171,130      -       171,130

Income tax benefit            -           -          -        -           -

Net Income (loss)          65,706    (1,320,486)(585,617)(2,337,766) (585,617)

Weighted average common
shares outstanding (1996
restated to give effect to
4 for 1 reverse split
effective September 4,
1998                    5,129,774     3,378,594  3,647,774  3,378,594

Net income (loss) per
common share             $   0.01    $    (0.39) $   (0.16)  $  (0.69)

            World Internetworks, Inc.and Subsidiaries
        Consolidated Statements of Cash Flows (Unaudited)
       For the Nine Months Ended November 30, 1999 and 1998
                           (Unaudited)
                                                             From Inception of
                                                             Development Stage
                                          Nine months ended  October 22, 1998
                                             November 30,    thru November 30,
                                       1999           1998         1999
Cash flows from operating activities:
Net loss                              $ (585,617)  $ (2,337,766)  $ (585,617)
Adjustments to reconcile net loss to
cash used in operating activities:

Depreciation and Amortization              1,326        102,908        1,326
Changes in current assets and liabilities
  Issuance of common stock for services  372,000            -        372,000
  Inventory                                  -          103,955          -
  Accounts Receivable                        -          223,853          -
  Due from shareholder                   (15,000)           -        (15,000)
  Other assets                               -          103,811          -
  Accounts payable                        61,738        375,325       61,738
  Accrued expenses                         1,147        208,233        1,147
  Extraordinary gain on forgiveness of
  debt-reserve for discontinued
  operations and accounts payable       (171,130)           -        (171,130)
  Deferred revenue                           -          169,423           -
     Net cash provided (used in)
     operating activities               (355,535)    (1,050,258)     (335,536)

Cash flows from investing activities:
Purchase of property and equipment        (2,678)           -          (2,678)
Disposal of property, equipment and
other assets                                 -          801,761           -

Cash flows from financing activities:
Proceeds from issuance of common stock,
net of offering cost                     225,000          2,500       225,000
Proceeds from issuance of common stock
options                                  117,500            -         117,500
Reduction in capital lease obligation        -           11,186           -
    Net cash provided by financing
    activities                           342,500         13,686       342,500

Net increase (decrease) in cash            4,286       (243,811)        4,286

Cash at beginning of period                  -          126,029           -

Cash at end of period                   $  4,286      $(108,782)    $   4,286

NOTE 1  - ORGANIZATION AND HISTORY

a.  Nature of Operations

World InterNetWorks, Inc., a Nevada corporation, has three wholly-owned subsidiaries, World Internet Marketplace, Inc. ("WIM"), a Utah corporation, was engaged in marketing and distributing products and services relating to internet commerce, Global Wholesale Exchange, Inc. ("GWE"), a Utah corporation, which commenced operations in June 1998, and provided wholesale goods to consumers via internet and fax notification, and Global Media Group, Inc.("GMG"), a Utah corporation which commenced operations in June 1998, (dba as the Institute for Financial Independence) and provided seminars that sold WIM and GWE products and services. Collectively, World InterNetWorks, Inc. and the three wholly-owned subsidiaries are referred to as the Company.

The Company's revenues prior to discontinuing its operations and entering into the development stage on October 22, 1998 (see Note 9) were substantially derived from two categories of products and services: (i) personal and commercial web site development and maintenance, and related Internet training; and (ii) merchandise sales from the Company's Internet-based virtual "mall" or "department store" (orders for merchandise on the Company's virtual "mall" were generally fulfilled by shipment direct from the manufacturer or wholesaler to the customer).

The Company is currently engaged in the restructuring of its operations through development of systems and a customer base for the marketing and distribution of products and services relating to Internet commerce and providing state-of-the-art web site design, technical support, online training and interactive e-commerce web sites to individuals and small businesses.

b.  Organization

On August 27, 1996, the stockholders of Impressive Ventures, Inc. (the former name of the Company), a non-operating, developmental stage company, approved an agreement whereby the stockholders of Wealth International, Inc., a Utah corporation (Wealth Utah), obtained a controlling interest in the Company. This transaction was treated as an acquisition of the Company by Wealth
Utah, and as a recapitalization of Wealth Utah. Under the agreement, the stockholders of Wealth Utah exchanged all of their shares in Wealth Utah for 2,752,245 common shares of the Company, after the effects of a 1-for-250 reverse stock split, a 4-for-1 forward stock split and a 1-for-4 reverse stock split.

Wealth Utah was established in November 1995 as a partnership, had essentially no assets or operations prior to the acquisition referenced above and was incorporated in July 1996.

After the transaction was completed, the Company changed its name to Wealth International, Inc. (Wealth Nevada), a Nevada corporation, and the operating subsidiary (Wealth Utah) subsequently changed its name to World Internet Marketplace, Inc. Wealth Nevada changed its name to World

InterNetWorks, Inc. in January 1998 to more accurately reflect the nature of the Company's business.

NOTE 2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a.  Accounting Method

The Company's consolidated financial statements are prepared using the accrual method of accounting. The Company has elected a February 28 fiscal year end.

 b.  Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Currently, the Company's cash consists of a general bank checking account and petty cash funds.

 c.  Depreciation and Amortization

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of between 5 and 7 years. For financial reporting purposes, the straight-line method of depreciation is followed. Accelerated methods of depreciation are used for tax purposes.

Maintenance and repairs, which neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in earnings.

 d.  Revenue Recognition

The Company generally receives the sales price of its web pages and products in cash at the time orders are made. Sales are generally recorded at the time the Web page is activated or the product is shipped.

 e.  Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

 f.  Common Stock Reverse Split

On September 4, 1998, the Company effected a reverse stock split on a 1-for-4 basis. The accompanying financial statements has been restated to reflect this stock splits for all periods presented.

 g.  Use of Estimates

In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

 h.  Principles of Consolidation

The consolidated financial statements include the accounts of World InterNetWorks, Inc., World Internet Marketplace, Inc., Global Wholesale Exchange, Inc. and Global Media Group, Inc. All significant intercompany accounts have been eliminated.

 i. Development costs

The costs of developing the Company's new business plan, including new web-site design and marketing research and analysis are charged to general and administrative expense as incurred.

 j.  Basic and Fully Diluted Net Income (Loss) Per Common Share

Basic and diluted net loss per common share are calculated by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. At November 30, 1999 and 1998, there were outstanding common stock equivalents (options and warrants) to purchase 495,000 and 882,375 shares of common stock, respectively. These common stock equivalents were not included in the computation of diluted net loss per common share for the three and nine months ended November 30, 1998 and the nine months ended November 30, 1999 as their effect would have been anti-dilutive, thereby decreasing the net loss per common share. The common stock equivalents were included in the computation of diluted net income per common share for the three months ended November 30, 1999.

The following table (next page) is a reconciliation of the net loss numerator of basic and diluted net income (loss) per common share for the three and nine months ended November 30,1999 and 1998:

                               Three months ended November 30,
                             1999                            1998
                        Income   Per share                      Per share
                        (Loss)     Amount         (Loss)         Amount

Net (loss) from
continuing operations
attributable to common
stockholders           $(105,424) $(0.02)     $      -       $      -

(Loss) from
discontinued operations      -        -       (1,320,486)        (0.39)

Extraordinary items      171,130    0.03             -              -

Income (loss)
attributable to common
stockholders           $  65,706  $ 0.01      $(1,320,486)   $   (0.39)

Weighted average
common shares
outstanding            5,129,774                3,378,594

Weighted average
shares of common
stock equivalents
outstanding              436,667                    N/A

                              Nine months ended November 30,
                          1999                            1998
                                   Per share                     Per share
                         (Loss)      Amount          (Loss)        Amount
Net (loss) from
continuing operations
attributable to common
stockholders         $  (756,747) $(0.21)       $     -      $      -

Discontinued operations      -         -       (2,337,766)      (0.69)

Extraordinary items      171,130    0.05              -             -

(Loss) attributable to
common stockholders  $  (585,617) $(0.16)     $(2,337,766)   $  (0.69)

Weighted average
common shares
outstanding            3,647,774                3,378,594

NOTE 3  - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations from it's inception and the recoverability of a major portion of the asset amounts in the accompanying balance sheets is dependent upon the Company's ability to raise sufficient working capital to meet its operating costs and debt obligations on a continuing basis in its future operations. The financial statements do not include, any adjustments relating to the recoverability and classification of recorded asset and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The Company resumed operations in April 1999 with a new management team and numerous strategic alliances in place for the purpose of providing state-of-the-art website design, technical support, online training and interactive e-commerce websites to individuals and small businesses. Management believes this new direction of the Company has the ability to achieve the critical mass necessary to result in significant recurring revenue and profitable growth through hosting fees as well as product sales. Management also expects to obtain additional financing through a stock offering in order to meet its cash flow needs through fiscal year 2000. See
Note 4 for additional steps undertaken by management to improve the Company's liquidity.

NOTE 4  - FORGIVENESS OF DEBT AND BANKRUPTCY PETITION

 a. Forgiveness of debt

On October 28, 1999, the Company reached an agreement with a creditor holding promissary notes payable by the Company in the amount of $160,000 plus accrued interest payable related to the notes in the amount of $8,066. Under the agreement the creditor agreed to release the Company from any and all obligations to repay the notes and related accrued interest. The creditor forgave the amounts due under the notes in exchange for the Company's executive officer arranging for the private sale of 412,500 shares of the Company's common stock owned by the creditor to unrelated parties. The promissary notes and related interest payable had been included in the reserve for discontinued operations in previous consolidated balance sheets of the Company. Additionally, in November 1999, the Company negotiated reductions of $3,065 in amounts due various trade creditors. These amounts have been accounted for as extraordinary items in the accompanying condensed consolidated statements of operations.

 b. Bankruptcy petition filed

On October 26, 1999, the Company's three subsidiaries, WIM, GWE, and GMG filed a petition under Chapter 7 of the United States Bankruptcy Code for protection from creditors. The petition requires creditors to halt any collection efforts of amounts owed them by the Company's subsidiaries until a meeting of creditors and a hearing is conducted by the US Bankruptcy Court ("Court"). The meeting of creditors was held on January 19, 2000, however the Court will take several weeks to determine the disposition of creditors claims under the petition filed. The Company's subsidiaries have no assets with which to pay their obligations to creditors. As described in Note 1 the operations of the subsidiaries were discontinued in October 1998 and the Company intends to dissolve their corporate status upon the conclusion of the Court's proceedings. The amounts owed are classified as "reserve for discontinued operations" in the accompanying consolidated balance sheets.

NOTE 5  - INCOME TAXES

As of August 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $4,065,000. The net operating losses will expire at various dates beginning in years 2012 through 2015, if not utilized.

The Company operated, for tax purposes, as a partnership under provisions of the Internal Revenue Code from November 1, 1995 through July 10, 1996. During this period, losses of the Company flowed through the partnership to individual shareholders. Accordingly, the Company was not subject to federal income taxes on its operations while a partnership.

NOTE 6  - COMMON STOCK ISSUED

 a. FOR SERVICES

In November 1999, the Company issued 247,500 shares of common stock under an S-8 Registration Statement to several individuals in payment of accounts payable totaling $75,000. Included in the total were 75,000 shares issued to Steven K. Hansen, President, CEO and Chairman of the Board of Directors of the Company, for management services previously provided. Additionally, 50,000 shares of the above total were issued to Leonard W. Burningham, Esq., who is Counsel to the Company for securities matters, for legal and professional services previously provided. The remaining 122,000 shares were issued to unrelated parties for legal and professional services previously provided.

Additionally, in November 1999, the Company issued 25,000 shares of common stock restricted under Rule 144 to Leonard W. Burningham, Esq., who is Counsel to the Company for securities matters. The Company recorded legal and professional fees totaling $10,000 in the three months ended November 30, 1999 relating to the shares issued.

In March 1999, the Company issued 1,148,000 shares of common stock restricted under Rule 144 to several individuals in exchange for services provided to the Company. Included in the total were 975,000 shares issued to Steven K. Hansen, President, CEO and Chairman of the Board of Directors of the Company. Additionally, 50,000 shares of the above total were issued to Leonard

W. Burningham, Esq., who is Counsel to the Company for securities matters. The remaining 123,000 shares were issued to unrelated parties. The Company recorded management, legal and professional fees totaling $287,000 in the nine months ended November 30, 1999 relating to the shares issued.

 b. FOR CASH

In October 1999, the Company issued 2,000,000 shares of common stock in exchange for cash of $100,000. The 2,000,000 shares were issued as the second installment of a total of 4,200,000 shares to be issued under a definitive agreement with Fairway Capital Partners, LLC., in exchange for a total of $1,800,000 in cash plus certain consulting services to be provided over a period of one year.

The definitive agreement is more fully described in the business development section of the Company's 10Q for the nine months ending November 30, 1999.

In October 1999, the Company issued 100,000 shares of common stock in exchange for cash in the amount of $40,000. The shares issued are restricted under Rule 144 and were issued in private placements to qualified investors. In addition to the shares issued, each investor received warrants to purchase an equal number of additional shares of the Company's common stock at $2.00 per share.

In August the Company issued 500,000 shares of common stock in exchange for cash of $25,000. The 500,000 shares were issued as the first installment under the definitive agreement with Fairway Capital Partners, LLC., described above and more fully in the business development section of the Company's
10Q for the nine months ending November 30, 1999.

In July the Company issued 50,000 shares of common stock in exchange for cash of $20,000. In April the Company issued 100,000 shares of common stock in exchange for cash in the amount of $40,000. All the shares issued are restricted under Rule 144 and were issued in private placements to qualified investors. In addition to the shares issued, each investor received warrants to purchase an equal number of additional shares of the Company's common stock at $2.00 per share.

NOTE 7  - STOCK OPTIONS, STOCK AWARDS AND STOCK WARRANTS

Effective October 13, 1996, the Company adopted a stock option plan which provides for the granting of stock options and awards to employees, officers and non-employees to purchase up to 4,000,000 shares of stock, subject to adjustment under certain circumstances. On October 22, 1996, a 4-for-1 stock split increased the number of shares available for stock options and awards to eligible participants. On September 4, 1998, the Company effected a reverse stock split on a 1-for-4 basis, reducing the number of shares available for stock options and awards to eligible participants to the original 4,000,000 shares. The exercise price for incentive stock options may not be less than the fair market value per share of common stock on the grant date. In the case of incentive stock options granted to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price may not be less than 110% of fair market price per share of common stock on the grant date. An employee may not be granted incentive stock options that would entitle the employee to purchase more than $100,000 in fair market value of common stock in the year in which the options are exercisable for the first time.

 Incentive Stock Options

During the nine months ended November 30, 1999 the Company canceled 1,532,375 stock options that were outstanding at February 28, 1999 as all grantees had terminated their employment with the Company and all unexercised options were forfeited.

 Non-Qualified Options

Employees, officers, directors and consultants may be granted non-qualified options. Directors, officers, employees and consultants are also eligible for awards of stock and opportunities to make direct purchases of stock in the Company. During the nine months ended November 30, 1999, the Company granted 150,000 stock options to a director of the Company for consulting services provided to the Company at exercise prices ranging from $0.40 to $0.75 per share. The fair market value of the consultant options was $0.58 per share, or $87,000 in total, using the Black-Scholes pricing model and was charged to selling, general and administrative expenses. Additionally, the Company granted 70,000 non-qualified stock options to employees and directors at exercise prices of $0.40 per share. Of these employee grants 50,000 shares were issued at $0.35 per share below the market price of the Company's common stock on the date of the grant. The fair market value of the 50,000 options granted below market value was $0.61 per share, or $30,500 in total, using the Black-Scholes pricing model and was charged to selling, general and administrative expenses. The weighted average fair value of the options granted to employees at market value during the nine months ended November 30, 1999 was $0.58 per share using the Black-Scholes pricing model. Had compensation expense for the issuance of these options been recorded in accordance with the method prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net loss from continuing operations attributable to common stockholders would have been $785,747 or $0.22 per share for the nine months ended November 30, 1999. All the options granted expire five years from date of grant. As of November 30, 1999, the Company had a total of 220,000 non-qualified options outstanding.

Information with respect to the Company's stock option plans at November 30, 1999 is as follows:

              Exercise         Number        Number      Number      Number
               Price          Granted      Exercised    Canceled  Outstanding

1997 Plan    $0.25 - 2.50    1,233,750      447,500      786,250        -
1998 Plan    $0.38 - 2.50      391,250      147,125      244,125        -
1999 Plan    $0.75 - 1.00      650,000          -        650,000        -
1999 Post ** $0.40 - 0.75      270,000          -        100,000    170,000
  Totals                     2,545,000      594,625    1,780,375  1,802,375
          ** Granted post reorganization

  Common Stock Warrants

During the nine months ended November 30, 1999, the Company granted warrants to purchase 275,000 shares of the Company's common stock in connection with the issuance of 250,000 shares of common stock for cash totaling $100,000 (see
Note 6). Additionally, during the nine months ended November 30, 1999, the Company committed to grant cash-less warrants to purchase 25,000 shares of the Company's common stock to an executive officer of the Company if and when certain business opportunities mature (see Note 8). These warrants have not yet been granted. As of November 30, 1999, the Company had a total of 275,000 warrants outstanding.

NOTE 8  - COMMITMENT AND CONTINGENCIES

 Employment Contracts

Effective February 19, 1999 the Company entered into an employment contract with Steven K. Hansen, President and CEO of the Company, the terms of which provide a monthly salary of $8,000 together with medical insurance benefits. In addition Mr. Hansen was issued 975,000 shares of the Company's common stock restricted under rule 144 and 75,000 shares of the Company's common stock under an S-8 Registration Statement for management services provided in the nine months ending November 30, 1999. The term of the employment contract is three years.

Effective March 4, 1999 the Company entered into an employment contract with Phillip M. Ray, Secretary/Treasurer of the Company, the terms of which provide a monthly salary of $3,000 through June 1999. In addition Mr. Ray was granted 20,000 shares of the Company's restricted common stock issued to his designee, Automotive Direct in consideration for a $40,000 debt of the Company. Mr. Ray will also be issued 10,000 shares of the Company's restricted common stock at a price of $1.00 per share in lieu of salary for the period from June through September 1999. In addition Mr. Ray was granted options to acquire the Company's common stock as follows: 50,000 shares at a price of $0.40 per share and 50,000 shares to be granted at a price of $0.40 per share when certain business opportunities have been successfully completed for the Company. The designated business opportunities were not completed and the second 50,000 share grant was rescinded. In addition cash-less warrants to purchase 25,000 shares of the Company's common stock will be issued as a finders fee to Mr. Ray in the event the Company benefits from certain business opportunities introduced to the Company by Mr. Ray.

 Directors Compensation Commitments

Effective March 4, 1999 Randall L. Roberts and Gary S. Winterton were appointed to the Board of Directors of the Company. As Directors compensation they were each granted options to acquire 10,000 shares of the Company's restricted common stock at a price of $0.40 per share. In addition, on July 23, 1999 Mr. Winterton was granted an option to acquire 100,000 shares of the Company's restricted common stock at a price of $0.40 per share and a third option to acquire 50,000 shares at a price of $0.75 per share. The directors options expire in five years. Shares underlying the options granted Mr. Winterton will be included in a registration statement upon the demand of the holder.

 Litigation and Claims

The Company is engaged in various litigation and claims both as defendant and plaintiff arising through the normal course of business. In the opinion of management, based on the advise of legal counsel, these lawsuits do not represent a material obligation to the Company as of November 30, 1999.

NOTE 9  - LOSS FROM DISCONTINUED OPERATIONS

On October 22, 1998, the Board of Directors of the Company decided to discontinue the marketing and distribution of products and services relating to commerce on the Internet due to a lack of funding and increased losses. Following is a summary of the loss from discontinued operations.

                                                              From
                                                         Inception of the
                                                           Development
                                                             Stage on
                                                            October 22,
                              For the nine months Ended    1998 Through
                                      November 30,          November 30,
                                1999              1998          1999

       NET REVENUES         $       -       $  2,007,608    $       -

       COST OF PRODUCTS SOLD        -            799,474            -

        Gross Profit                -          1,208,134            -

       EXPENSES

        Commissions                 -            805,081            -
        Selling, general and
        administrative              -          2,740,819            -

          Total Expenses            -          3,545,900            -

       LOSS BEFORE INCOME TAXES     -         (2,337,766)           -

       INCOME TAX EXPENSE           -                -              -

       NET LOSS                $    -       $ (2,337,766)    $      -

       BASIC LOSS PER SHARE OF
        COMMON STOCK           $    -       $      (0.69)

       FULLY DILUTED LOSS PER
        SHARE OF COMMON STOCK  $    -       $      (0.69)

The Company had liabilities of $2,459,206 as of November 30, 1999 which are associated with the discontinued operations. No income tax benefit has been attributed to the loss from discontinued operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE
                            ----------

          Grant Thornton LLP, Certified Public Accountants, of Provo, Utah, audited our financial statements for the fiscal year ended February 28, 1998. On February 9, 1999, Grant Thornton resigned as our certifying accountant and Jones, Jensen & Company, LLC, of Salt Lake City, Utah was subsequently engaged as our certifying accountant.

          There were no disagreements between World Internetworks and Grant Thornton, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its report.

          The reports of Grant Thornton did not contain any adverse opinion or disclaimer of opinion, and with the exception of a "going concern" qualification because of substantial losses from operations in recent years, were not qualified or modified as to uncertainty, audit scope or accounting principles.

          During the fiscal years ended February 28, 1997, and 1998, and since then, Grant Thornton has not advised us that any of the following exists or is applicable:

               That the internal controls necessary for us to develop reliable information has come to its attention that has led it to no longer
               be able to rely on management's representations or that has made it unwilling to be associated with the financial statements prepared by management;

               That Grant Thornton needed to expand significantly the scope of its audit or that information has come to its attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying
               financial statements or any other financial presentation or cause it to be unwilling to rely on management's representations or be associated with our financial statements for the foregoing reasons or any other reason; or

               That Grant Thornton has advised us that information has come to its attention that it has concluded materially impacts the fairness or reliability of either a previously issued audit report
               or the underlying financial statements for the foregoing reasons or any other reason.

          On March 23, 1999, we filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing Grant Thornton's resignation. This Current Report may be reviewed by accessing the Securities and Exchange Commission's web site: www.sec.gov.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors And Officers
         -----------------------------------------

          Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

          Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

          To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

          Unless ordered by a court or advanced pursuant to Section 78.751(2),
Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

          Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

          Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

          Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

          Article VIII of our Bylaws contains indemnification provisions that virtually identical to the indemnification provisions of the NRS. In addition, Paragraph 6 of our Employment Agreement with Mr. Hansen requires us to indemnify Mr. Hansen "in any action arising out of the discharge of his duties," including actions and claims relating to matters that occurred before February 19, 1999, the date of the Employment Agreement.

          The foregoing is only a summary of the indemnification provisions of our Bylaws and contracts. See the Exhibit Index.

Item 25.  Other Expenses of Issuance And Distribution
          -------------------------------------------

          The following table sets forth the expenses which we expect to incur in connection with the registration of the shares of common stock being registered hereby. All of these expenses, except for the Commission registration fee, are estimated:

     Securities and Exchange Commission registration fee........$ 3,445.05
     Legal fees and expenses....................................$45,000
     Accounting fees............................................$ 1,200
     Printing and engraving expenses............................$   500
     Transfer agent fees........................................$ 1,500
     Miscellaneous..............................................$   500
                                                       --------
          Total................................................$52,145.05


     Item 26.  Recent Sales of Unregistered Securities
                ---------------------------------------

          The following table provides information about all "unregistered" and "restricted" securities that World Internetworks has sold within the past three years and which were not registered under the Securities Act of 1933:

                                         Number
                         Date           of         Aggregate
Name of Owner            Acquired       Shares (1)     Consideration
-------------                 --------          ------      -------------


Joe Purcell                    5/28/97            50,000 (2) Option exercise

Gordon Bradberry               5/28/97            37,500     Option exercise

Brent Wardle                   8/18/97             1,500 (2) Option exercise

Brian Wardle                   8/18/97             1,500 (2) Option exercise

Ron Wardle                     8/18/97            30,000 (2) Option exercise

Paul Foster                   10/10/97               750     Option exercise

Shellie Cline                  4/28/98             1,250     Option exercise

30 individuals                 5/21/98               750     Option exercise
(25 shares per person)

Jerry Foster                   6/29/98             3,750     Services

Jerry Foster                    7/2/98            15,000     Services

Bill Walsh                      7/6/98             3,750     Option exercise

Madeleine Franco                7/6/98             1,875     Services

Danette Uyeda                   8/3/98               875     Option exercise

Damien Zamora                   8/3/98             6,250     Services

Toni Druce                     8/11/98            13,125     Option exercise

Milton Druce                   8/11/98             1,125     Option exercise

Justeene Blankenship           8/11/98            15,875     Option exercise

Justeene Blankenship           9/20/98             1,250     Option exercise

Steven K. Hansen              11/30/98           175,000     Services

Dwain Brannon                 11/30/98            75,000     Services

Leonard W. Burningham, Esq.   11/30/98            50,000     Services

James C. Thomas                2/19/99             5,000     $5,000

Steven K. Hansen               3/19/99           800,000     Execution of
                                                             Employment
                                                             Agreement

Douglas L. Rex                 3/19/99            10,000     Services

                                      67


R. Spencer Robinson, Esq.      3/19/99             3,000     Services

David L. Bird, Esq.            3/19/99            15,000     Services

Automotive Direct              3/19/99            20,000     Retirement of
                                                             $40,000 debt

Fairway Capital Partners LLC   9/14/99           125,000     (3)

Dwain Brannon Group LLC        9/14/99           125,000     (3)

Bart Walters                   9/14/99           125,000     (3)

Patrick Kephart                9/14/99           125,000     (3)

GJM Trading Partners, Ltd.     11/5/99           800,000     (3)

Growth Ventures, Inc.          11/5/99           400,000     (3)

Capital Investment Partners    11/5/99           250,000     (3)
#1 SA

Noziroh, Ltd.                  11/5/99           250,000     (3)

Fairway Capital Partners, LLC  11/5/99           300,000     (3)

First Security Bank, Trustee   11/5/99            25,000     (4)
for Harold J. Steele

Sterling K. Jenson             11/5/99            25,000     (4)

Amna S. Jamhour                11/5/99            25,000     (4)

Cherie S. Darrohn              11/5/99            25,000     (4)

Jeffrey H. Barton              11/5/99            62,500     (4)

Triangle Bar Ranch             11/5/99            12,500     (4)

Earlene S. Rex                 11/5/99            12,500     (4)

Walter J. Bouck                11/5/99            37,500     (4)

Leonard W. Burningham          11/5/99            50,000     (4)

M. J. Camberlongo              1/12/00            80,000     (4)

Christian Baddour              2/17/00           200,000     (3)

Jeff Parsons                   2/17/00            50,000     (3)

                                      68


Noziroh, Ltd.                  2/17/00           125,000     (3)

Capital Investment Partners    2/17/00           125,000     (3)
#1 SA

Fairway Capital Partners, LLC  2/17/00         1,200,000     (4)

Madeleine Franco               2/17/00            36,000     Services

Douglas L. Rex                 2/17/00            20,000     Services

Tri-Gold Investments Ltd.      3/22/00           250,000     (4)

Jayvee & Co.                   3/22/00           250,000     (4)

Nottinghill Resources Ltd.     3/22/00           250,000     (4)

Fairwinds Investments Ltd.     3/22/00           200,000     (4)

Charles Walker                 3/22/00           100,000     (4)

K. Warren Mitchell             3/22/00           100,000     (4)

Michael R. Viau                3/22/00           100,000     (4)

O. Bryan Wilkinson             3/22/00            25,000     (4)


          (1) These figures take into account the four-for-one reverse split of our outstanding common stock on September 4, 1998.

          (2) On or about December 12, 1998, our Board of Directors resolved to cancel these shares for failure to pay the option exercise price of $0.25 per share.

          (3) We issued these shares for the total sum of $162,500, the exercise price of the options to acquire 4,200,000 shares under the Fairway
Capital Letter of Intent. See the caption "Description of Business" of this Prospectus.

          (4) We issued these shares under our private placement of 1,250,000 Units, at a price of $0.40 per Unit. Each Unit consists of one
"unregistered" and "restricted" share of our common stock and one warrant to purchase an additional "unregistered" and "restricted" share of our common stock at a price of $2 per share, expiring two years from the completion of the private placement. Our offering was oversubscribed by 380,000 Units, and we have issued all subscribed Units.


          Management believes that each of these investors was an "accredited investor" as that term is defined under applicable federal and state securities laws, rules and regulations, or were sophisticated investors with such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investments. Management also believes that the offer and sale of these shares of common stock were

                                      69


exempt from the registration requirements of Section 5 of the Securities Act of 1933, pursuant to Section 4(2) thereof, and from similar states' securities laws, rules and regulations covering the offer and sale of securities by available state exemptions from such registration.

Item 27.  Exhibits
          --------

          The following exhibits are filed as a part of this Registration
Statement:



Exhibit
Number      Description
------      ------------
 3.1      Articles of Incorporation, filed March 17, 1986

 3.2        Articles of Amendment, filed September 5, 1996

 3.3        Certificate Pursuant to Section 78.207(4) of the Nevada
            Revised Statutes, filed October 11, 1996

 3.4        Certificate Pursuant to Section 78.207(4) of the Nevada
            Revised Statutes, filed October 24, 1996

 3.5        Certificate of Amendment, filed March 30, 1998

 3.6        Certificate of Amendment, filed August 31, 1998

 3.7        Bylaws

 5.1      Opinion of Branden T. Burningham, Esq. regarding legality

10.1        Letter Agreement with Internet Marketing Concepts, dated
            April 13, 1999

10.2 Letter of Intent with Fairway Capital Partners, LLC, dated September 12, 1999

10.3 Consulting Agreement with Fairway Capital Partners, LLC, dated August 16, 1999

10.4        Employment Agreement with Steven K. Hansen, dated February
            19, 1999

10.5        Employment Agreement with Gary S. Winterton, dated August
            12, 1999

23.1      Consent of Jones, Jensen & Company

23.2      Consent of Branden T. Burningham, Esq.

27.1      Financial Data Schedule

                                      70


Item 28.  Undertakings
          ------------

          World Internetworks hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES
                            ----------

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Orem, State of Utah, on April 27, 2000.

                                   WORLD INTERNETWORKS, INC.


                                   By /s/ Steven K. Hansen
                                     ---------------------------------
                                     Steven K. Hansen, President and
                                     Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated.

                                           /s/ Steven K. Hansen
                                   ----------------------------------
                                   Steven K. Hansen, President and
                                   Director


                                           /s/ Gary S. Winterton
                                          ----------------------------------
                                          Gary S. Winterton, Director

Date Filed: April 27, 2000                   SEC File No. _________


                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            EXHIBITS

                                TO

                 FORM SB-2 REGISTRATION STATEMENT

                 UNDER THE SECURITIES ACT OF 1933

                    WORLD INTERNETWORKS, INC.


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